EXHIBIT 2.1

Execution Copy

UNIT PURCHASE AGREEMENT

dated as of December 6, 2018

by and among

ALLIED MOTION TECHNOLOGIES INC.

(“Buyer”),

TCI, LLC

(“TCI”)

and its

Members

(“Sellers”)

i

4.22.	Compliance with Legal Requirements; Governmental Authorizations	25
4.23.	Accounts; Safe Deposit Boxes	25
4.24.	Affiliate Transactions	25
4.25.	Customers and Suppliers	25
4.26.	Inventory	26
4.27.	Accounts Receivable	26
4.28.	Brokers; Agents	26

ARTICLE V Warranties and Representations of the Sellers		26

5.1.	Title to Subject Securities	27
5.2.	Authority	27
5.3.	No Conflict	27
5.4.	Restrictions on Transfer	28
5.5.	No Proceedings or Orders	28
5.6.	Brokers; Agents	28

ARTICLE VI Warranties and Representations of the Buyer		28

6.1.	Authority	28
6.2.	No Conflict	29
6.3.	Proceedings Against Buyer	29
6.4.	Diligence	29
6.5.	Brokers; Agents	29

ARTICLE VII Disclaimer; Disclosure Schedule; Absence of Other Warranties		29

7.1.	Disclaimer of Other Representations and Warranties	29
7.2.	Disclosure Schedules	30
7.3.	No Additional Warranties or Representations	30

ARTICLE VIII Covenants		30

8.1.	Cooperation	30
8.2.	Records/Personnel	30
8.3.	Publicity	31
8.4.	Execution of Additional Documents	31
8.5.	Officer and Director Indemnification	32
8.6.	Benefit Plans	32
8.7.	Representations and Warranties Insurance	32
8.8.	Certain Financial Statements to Meet SEC Requirements	32
8.9.	Release by Sellers	33
8.10.	Termination of Certain Agreements	34
8.11.	Waiver with Respect to Transfer of Options	35
ARTICLE IX Confidential Information		35

9.1.	Non-Disclosure of Confidential Information	35

9.2.	Enforcement	35

ARTICLE X Indemnification		35

10.1.	Indemnification of the Buyer and the Companies	35
10.2.	Indemnification of the Sellers	36
10.3.	Procedure Relative to Indemnification	36
10.4.	Limits on Indemnification	39
10.5.	Sole Remedy	41
10.6.	No Duplication of Warranties	41
10.7.	Distribution of Indemnity Escrow	41

ARTICLE XI Tax Matters		42

11.1.	Tax Returns	42
11.2.	Certain Taxes	44
11.3.	Tax Proceedings	44
11.4.	Tax Refunds	45
11.5.	Tax Matters	45
11.6.	Post-Closing Tax Filings	45
11.7.	Statute of Limitations	45
11.8.	Prohibited Actions	45

ARTICLE XII Definitions		46

ARTICLE XIII Seller Representative		59

13.1.	Appointment	59
13.2.	Liability of Seller Representative	60
13.3.	Losses and Expenses of Seller Representative	60
13.4.	Buyer’s Reliance on Seller Representative	60
13.5.	Appointment of Successor Seller Representative	60

ARTICLE XIV Miscellaneous		60

14.1.	Expenses	60
14.2.	Notices	60
14.3.	Right to Specific Performance	61
14.4.	Entire Agreement	61
14.5.	Construction	61
14.6.	Assignment	62
14.7.	Binding Effect	62
14.8.	Paragraph Headings	62
14.9.	Severability	62
14.10.	Governing Law; Venue	62
14.11.	Use of Terms	63
14.12.	Counterparts; Electronic Copy	63
14.13.	Deliveries to Buyer	63

Exhibits:

Exhibit 1.1	Capitalization; Subject Securities
Exhibit 2.3	Accounting Principles
Exhibit 2.5(a)(1)	Estimated Pricing Statement
Exhibit 2.5(a)(2)	Option Statement
Exhibit 2.6	Paid Liabilities
Exhibit 2.7	Allocation of Purchase Price
Exhibit 3.1(a)	Consents Required at Closing
Exhibit 3.1(h)	Form of Escrow Agreement
Exhibit 12(a)	Permitted Liens

Schedules:

Schedule 4.4	Qualified Jurisdictions
Schedule 4.9(a)	Real Property Leases
Schedule 4.12(a)	Owned Intellectual Property
Schedule 4.12(b)	Licenses
Schedule 4.13	Financial Statements
Schedule 4.14	Audited Tax Returns
Schedule 4.15	Material Contracts
Schedule 4.16(a)	Officers and Employees
Schedule 4.18(a)	Benefit Plans
Schedule 4.21	Insurance
Schedule 4.23	Bank Accounts; Safe Deposit Boxes
Schedule 4.25	Customers and Suppliers

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT is made and entered into as of this 6th day of December, 2018, by and among ALLIED MOTION TECHNOLOGIES INC., a Colorado corporation (the “Buyer”), TCI, LLC, a Wisconsin limited liability company (“TCI”), the members of TCI identified on the signature pages hereto (individually, a “Seller” and collectively, the “Sellers”), and, solely for purposes of acting as the Seller Representative, STEVEN COPP.  All capitalized terms used herein but not otherwise defined herein shall have the meaning assigned to such terms in Article XII, below.

R E C I T A L S:

WHEREAS, the Sellers own all of the issued and outstanding Common Units of TCI (the “Units”) and all of the issued and outstanding TCI Options (the “Options” which, together with the Units, are collectively referred to as the “Subject Securities”);

WHEREAS, TCI is engaged in the business of designing, manufacturing and distributing products to resolve power quality and harmonic issues associated with industrial power and conversion (the “Business”); and

WHEREAS, the Buyer desires to purchase the Subject Securities from the Sellers, and the Sellers desire to sell the Subject Securities to the Buyer, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Buyer, the Sellers and TCI, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

ARTICLE I
Securities To Be Purchased

Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell and transfer to the Buyer, and the Buyer shall purchase from the Sellers, all of the Subject Securities free and clear of all Liens.  The portion of the Subject Securities to be transferred by each Seller shall be as set forth opposite such Seller’s name on Exhibit 1.1 attached hereto.  In connection with the transactions contemplated by this Agreement, each Seller hereby waives compliance with Sections 11.05 and 11.06 of the Operating Agreement.

ARTICLE II
Closing; Purchase Price

2.1.                            Closing.  The Closing shall be conducted electronically through the mutual exchange via facsimile, PDF format or other electronic means of executed copies of this Agreement and the Ancillary Agreements to be delivered at the Closing, contemporaneously with the execution of this Agreement.

2.2.                            Purchase Price.  The aggregate purchase price for the Subject Securities (the “Purchase Price”) shall be an amount equal to (i) Sixty-Four Million One Hundred Thousand Dollars ($64,100,000) (the “Initial Cash Amount”), less (ii) the aggregate amount of the outstanding Excluded Liabilities as of the Close of Business, plus (iii) Cash and Cash Equivalents as of the Close of Business (clauses (ii) and (iii) as finally determined pursuant to Section 2.5(a)-(b)), plus (or minus) (iv) the amount of the Purchase Price Adjustment as calculated pursuant to Section 2.3, below (the aggregate amount calculated in accordance with clauses (i) through (iii) of this sentence is referred to herein as the “Pre-Adjusted Purchase Price”).  The Purchase Price shall be paid by the Buyer to the Sellers as provided in Sections 2.4 and 2.5, below.

2.3.                            Adjustments to Pre-Adjusted Purchase Price.  The Pre-Adjusted Purchase Price shall be either (i) increased on a dollar-for-dollar basis to the extent that the Working Capital Amount (as finally determined pursuant to Sections 2.5(a)-(b)) is greater than the Threshold Working Capital Amount by Fifty Thousand Dollars ($50,000), or (ii) decreased on a dollar-for-dollar basis to the extent that the Working Capital Amount (as finally determined pursuant to Sections 2.5(a)-(b)) is less than the Threshold Working Capital Amount by Fifty Thousand Dollars ($50,000) (such adjustment, the “Purchase Price Adjustment”).  For purposes hereof, the “Working Capital Amount” shall mean an amount equal to (i) the amount of the Current Assets as of the Close of Business, less (ii) the amount of the Current Liabilities as of the Close of Business, which Current Assets and Current Liabilities shall be determined in accordance with GAAP (except for such non-GAAP practices specifically set forth in Exhibit 2.3), applied in a manner consistent with and using the principles, practices, methodologies, procedures, classifications and policies set forth on Exhibit 2.3 attached hereto and in accordance with the sample calculation attached hereto as Exhibit 2.3 (the “Accounting Principles”). For the avoidance of doubt, the Working Capital Amount shall not include any portion of the Paid Liabilities.

2.4.                            Payment of the Purchase Price.  At the Closing:

(a)                                 The Buyer shall deliver to the Option Holders the Closing Option Consideration, allocated among the Option Holders as set forth in the option statement attached hereto as Exhibit 2.5(a)(2) (the “Option Statement”).

(b)                                 The Buyer shall deliver to the Sellers, allocated among the Sellers based on their respective Unit Ownership Percentages, an amount equal to the Estimated Purchase Price less the sum of (i) the Closing Option Consideration, (ii) the Escrow Amount and (iii) the Seller Representative Amount, by wire transfer of immediately available funds to such bank account or accounts as shall be designated in writing by the Seller Representative prior to the Closing;

(c)                                  The Buyer shall deliver the Escrow Amount to the Escrow Agent with instructions to deposit the Indemnity Escrow Amount in an account designated by the Escrow Agent as the “Indemnity Escrow Account” and to deposit the Purchase Price Adjustment Escrow Amount in an account designated by the Escrow Agent as the “Purchase Price Adjustment Escrow Account” in accordance with the terms and conditions of the Escrow Agreement;

(d)                                 The Buyer shall deposit the Seller Representative Amount into such account as is designated in writing by the Seller Representative prior to the Closing, which account is to be managed by the Seller Representative in the good faith discretion of the Seller Representative in accordance with the terms of this Agreement (the cash and earnings thereon from time to time in such account being referred to herein as the “Seller Representative Fund”).  Sellers acknowledge and agree that the Seller Representative Fund shall be used by the Seller Representative from time to time in satisfaction of any fees and expenses (including, without limitation, legal and accounting fees) incurred by the Seller Representative in connection with the transactions contemplated by this Agreement or the performance of its duties as Seller Representative hereunder, including, without limitation, the preparation of Tax Returns with respect to the Companies, the payment of amounts that may be paid from the Seller Representative Fund pursuant to this Agreement, the review of the Statements and determination of the final Purchase Price, the investigation or defense of any indemnification claim or other claim for which Sellers are or may be responsible under this Agreement, amounts payable from the Seller Representative Fund pursuant to this Agreement and the pursuit of claims against the Buyer for a breach of this Agreement by Buyer (collectively, the “Fund Liabilities”), in each case as determined by the Seller Representative from time to time in its sole discretion.  The Seller Representative shall, at such time or times when the Seller Representative in its absolute discretion determines (but in no event prior to the payment of all amounts payable under Section 2.5(c)(ii), Section 11.1(b), Section 11.1(c) and Section 11.2), cause the distribution to the Sellers, allocated among the Sellers based on their respective Fully Diluted Ownership Percentages, such portion of the Seller Representative Fund that has not been used to satisfy Fund Liabilities and is not being held in reserve for such Fund Liabilities (if any).  At the time of any distribution of the Seller Representative Fund or any portion thereof, the Seller Representative shall provide notice to the Sellers of the nature of the Fund Liabilities satisfied from the Seller Representative Fund.  If the Seller Representative Fund is exhausted and the Seller Representative thereafter incurs expenses for which it is entitled to payment from the Sellers hereunder, the Seller Representative shall be entitled to, without duplication, (i) retain from the Indemnity Escrow Account, at the time of any distribution of funds from the Indemnity Escrow Account to the Seller Representative for subsequent distribution to the Sellers, the amount of such expenses for which it is entitled to payment by the Sellers hereunder, and (ii) recover such expenses from the Sellers (pro-rata in accordance with their respective Fully Diluted Ownership Percentages); and

(e)                                  The Buyer shall, in accordance with Section 2.6, below, deliver, on behalf of TCI, to the holder of any Paid Liability for which the Seller Representative has furnished payment instructions in accordance with Section 2.6, below, the amount set forth in such instructions required to discharge such Paid Liability.

2.5.                            Calculation of Estimated Purchase Price and Final Purchase Price.

(a)                                 Prior to the Closing Date, the Seller Representative delivered to the Buyer a reasonably detailed statement attached hereto as Exhibit 2.5(a)(1) containing an estimate of the Cash and Cash Equivalents, the Working Capital Amount and the Excluded Liabilities as of the Close of Business (the “Estimated Pricing Statement”).  The Estimated

Pricing Statement includes a calculation by the Seller Representative of an estimate of the Purchase Price based upon the information reflected on the Estimated Pricing Statement (for purposes hereof, such estimated Purchase Price shall be referred to as the “Estimated Purchase Price”).  The Estimated Purchase Price shall be the amount payable by the Buyer at the Closing under Sections 2.4(a)-(e), above.  Prior to the Closing Date, the Seller Representative also delivered to the Buyer the Option Statement attached hereto as Exhibit 2.5(a)(2) setting forth a determination of the Closing Option Consideration and the allocation of the Closing Option Consideration among the Option Holders.

(b)                                 Within sixty (60) calendar days following the Closing, the Buyer shall cause to be prepared and delivered to the Seller Representative a final calculation of the Purchase Price including a final calculation of the Cash and Cash Equivalents (the “Final Cash Statement”) and the Working Capital Amount as of the Closing Date (the “Final Working Capital Statement”) and a final calculation of the amount of the Excluded Liabilities as of the Closing Date (the “Final Excluded Liabilities Statement” and, collectively with the Final Working Capital Statement and the Final Cash Statement, the “Statements”), and further including such schedules and data as may be appropriate to support such determinations and calculations.  The Seller Representative shall be entitled to review any working papers, trial balances and similar materials or such other information as the Seller Representative may reasonably request relating to the Statements prepared by or on behalf of the Buyer.  Within sixty (60) calendar days after receipt of the Statements from the Buyer (the “Objection Period”), the Seller Representative must notify the Buyer in writing of any objections to the Buyer’s calculation of the Cash and Cash Equivalents, the Working Capital Amount or the Excluded Liabilities as reflected in the Statements or the calculation of the final Purchase Price and the amount (if known) and basis for such disagreements (such written notice being an “Objection Notice”).  After the Objection Period, neither Seller Representative nor any Seller may introduce any disagreement not set forth in the Objection Notice with respect to any item in the Statements or the related calculation (provided, however, for the avoidance of doubt, the foregoing shall not affect a Buyer Indemnified Party’s rights to indemnification with respect to a breach by Sellers of any of their representations and warranties hereunder).  In the event that the Seller Representative does not deliver an Objection Notice within the Objection Period, then the Working Capital Amount, the Cash and Cash Equivalents and the amount of the Excluded Liabilities as set forth in the Statements and the Buyer’s calculation of the final Purchase Price shall be final hereunder (subject, however, to Sellers’ indemnification obligations with respect to additional Excluded Liabilities pursuant to Section 10.1(c)).  In the event that the Seller Representative does deliver an Objection Notice within the Objection Period, then the Buyer and the Seller Representative shall use their good faith efforts to attempt to resolve the items set forth in the Objection Notice.  In the event the Buyer and the Seller Representative are unable to resolve such disputed items within thirty (30) calendar days after receipt by the Buyer of the Seller Representative’s notice of dispute, such disputed items shall be referred to KPMG (the “Independent Accounting Firm”) to finally resolve such disputed items; provided, however, that the scope of the Independent Accounting Firm’s engagement shall be limited to the resolution of the disputed items described in the Objection Notice and the recalculation, if any, of the Cash and Cash Equivalents, the Working Capital Amount and the Excluded Liabilities in light of such resolution.  The determination of the Independent Accounting Firm shall be made as promptly as possible and shall be final and binding upon the parties.  Each of the Buyer and the Seller Representative shall be permitted to submit such data and information to the Independent Accounting Firm as such party deems appropriate (with a copy to the Seller Representative and the Buyer, respectively) provided that there shall be no ex parte communication between any party and the Independent Accounting Firm.  The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any of the disputed items were properly calculated in accordance with the terms of this Agreement, and the Independent Accounting Firm shall act as experts and not as arbitrators.  The cost of the services of the Independent Accounting Firm shall be borne 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand.  All other costs of the dispute resolution process shall be borne by the respective parties incurring the same.  The Working Capital Amount, the Cash and Cash Equivalents and the Excluded Liabilities as finally agreed by the parties or determined by the Independent Accounting Firm as described herein, shall be the Working Capital Amount, the Cash and Cash Equivalents and the Excluded Liabilities for all purposes hereof (subject, however, to Sellers’ indemnification obligations with respect to additional Excluded Liabilities pursuant to Section 10.1(c)) and shall be used to determine the final Purchase Price in accordance with Section 2.2, above.

(c)                                  Once the final Purchase Price is determined in accordance with Section 2.2, Section 2.3 and this Section 2.5, the following shall occur:

(i)                                     If the final Purchase Price exceeds the Estimated Purchase Price (such difference, the “Increased Price”), then, within five (5) Business Days following the final determination of the Purchase Price under this Section 2.5 (x) the Buyer shall pay to the Seller Representative an amount equal to 95.134% of the Increased Price for distribution to the Sellers (pro rata in accordance with their respective Unit Ownership Percentages); and (y) the Buyer shall pay to TCI the balance of the Increased Price for payment to the Option Holders (pro rata in accordance with their respective Option Ownership Percentages).

(ii)                                  If the Estimated Purchase Price exceeds the final Purchase Price, then the Seller Representative and the Buyer shall, within five (5) Business Days following the final determination of the Purchase Price under this Section 2.5, instruct the Escrow Agent to pay the aggregate amount of such difference to the Buyer from the Purchase Price Adjustment Escrow Account.  If the amount to be paid to the Buyer under this Section 2.5(c)(ii) exceeds the amount in the Purchase Price Adjustment Escrow Account, the Seller Representative shall pay the balance from the Seller Representative Fund.  Sellers shall be responsible severally (pro rata based on their respective Fully Diluted Ownership Percentages) for any amount due and owing under this Section 2.5(c)(ii) after all amounts have been exhausted under the Purchase Price Adjustment Escrow Account and the Seller Representative Fund.

If any amount owed by a party pursuant to this Section 2.5(c) remains unpaid after such five (5) Business Day period, interest shall accrue on the unpaid amount from the date due to the payment date at a rate per annum equal to seven percent (7%).

(d)                                 Within five (5) Business Days after the determination of the final Purchase Price under Section 2.5(c), the Seller Representative and the Buyer shall instruct the Escrow Agent to release 95.134% of all funds held in the Purchase Price Adjustment Escrow Account (after accounting for any distributions from such account under Section 2.5(c)(ii)) to the Seller Representative for distribution to the Sellers (pro rata in accordance with their respective Unit Ownership Percentages) and to release the balance of such funds in the Purchase Price Adjustment Escrow Account to TCI for payment to the Option Holders (pro rata in accordance with their respective Option Ownership Percentages).

(e)                                  As promptly as practicable following receipt by TCI of funds from the Buyer or the Escrow Agent under Sections 2.5(c) or 2.5(d), above (and as promptly as practicable following receipt by TCI of any portion of the Indemnity Escrow Account in accordance with the terms of the Escrow Agreement for payment to the Option Holders), TCI shall (and the Buyer shall cause TCI to) pay, through TCI’s payroll system, the aggregate amount so received by TCI to the Option Holders in accordance with their respective Option Ownership Percentages.  The amounts to be paid by TCI to the Option Holders through its payroll system as described in this Section 2.5(e) shall be subject to all withholding for FICA taxes, state and federal withholding taxes and any other deductions required under applicable Legal Requirements and the amounts paid to the Option Holders shall be net of such withholdings and deductions.

2.6.                            Paid Liabilities.  It is contemplated by the parties that all Excluded Liabilities described on Exhibit 2.6 attached hereto (to the extent not paid by a Company prior to the Closing) will be paid at the Closing or, for items otherwise noted on Exhibit 2.6, as and when due (the “Paid Liabilities”) and that such payment will be funded with a portion of the Initial Cash Amount.  In order to facilitate such payments, the Seller Representative has furnished to the Buyer (i) a statement setting forth the amount owing at Closing under the Transaction Bonus Plans (including TCI’s portion of applicable payroll taxes thereon) and wire transfer instructions for TCI, (ii) a statement setting forth the Transaction Expenses other than the Transaction Bonus Plans as of the Close of Business and final invoices and wire instructions for each of the Transaction Expenses set forth therein, and (iii) a payoff letter from each holder of Paid Liabilities noted with an asterisk on Exhibit 2.6, in form and substance reasonably acceptable to the Buyer, indicating the amount required to discharge such Paid Liabilities in full and, if applicable, including an undertaking by such holder to discharge, upon receipt of payment specified in the payoff letter, any Liens securing such portion of the Paid Liabilities.  In connection with the Closing, the Sellers and TCI hereby instruct the Buyer to make, or cause to be made, the payments referenced in such statements and payoff letters on the Closing Date in order to discharge the Paid Liabilities covered thereby.

2.7.                            Allocation of Purchase Price.  The Purchase Price, plus any assumed liabilities treated as additional consideration for income Tax purposes, shall be allocated among the assets of the Companies for purposes of the Sellers and the Buyer determining their tax consequences arising from the sale and purchase of the Subject Securities in accordance with the methodology set forth in Exhibit 2.7, which methodology shall be in accordance with Code § 1060.  The Sellers and the Buyer will follow and use such allocation methodology in all income Tax Returns, filings, or other related reports made by them.

2.8.                            Tax Treatment.  The parties will report the transactions consummated hereunder in a manner consistent with IRS Revenue Ruling 99-6, Situation 2, for all income Tax purposes.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR (A) THE ALLOCATION OF THE PURCHASE PRICE AMONG, OR DISTRIBUTION OF THE PURCHASE PRICE AMONG, THE SELLERS (PROVIDED THAT BUYER HAS DISTRIBUTED THE ENTIRE PURCHASE PRICE OWED BY BUYER IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT), OR (B) THE CALCULATION OF EACH SELLER’S FULLY DILUTED OWNERSHIP PERCENTAGE, THE CALCULATION OF THE CLOSING OPTION CONSIDERATION OR THE ALLOCATION OF THE CLOSING OPTION CONSIDERATION AMONG THE OPTION HOLDERS.

ARTICLE III
Closing Deliveries

3.1.                            Seller and TCI Deliveries.  On the Closing Date, the Sellers and TCI shall deliver to the Buyer the following:

(a)                                 The Consents listed on Exhibit 3.1(a) attached hereto, in a form reasonably satisfactory to the Buyer.

(b)                                 Good and sufficient instruments of transfer as the Buyer reasonably deems necessary or appropriate to vest in the Buyer all right, title and interest in and to the Units.

(c)                                  Duly executed resignations of such officers and directors of the Companies as the Buyer shall have requested in writing to the Seller Representative not less than three (3) Business Days prior to the Closing Date in form and substance satisfactory to Buyer.

(d)                                 Actual or constructive possession of the Records of the Companies.

(e)                                  A good standing certificate for each Company issued by the Wisconsin Department of Financial Institutions, and a good standing certificate in each other state in which each Company is qualified to do business, in each case no earlier than ten (10) calendar days prior to the Closing Date.

(f)                                   A certificate from an officer of TCI, in a form reasonably satisfactory to the Buyer, attaching and certifying as to:  (A) the resolutions of the Board of Managers of TCI authorizing the execution of this Agreement and all Ancillary Agreements and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein, and (B) the Organizational Documents of each Company.

(g)                                  A certificate, in such form as is reasonably satisfactory to the Buyer, certifying that each Seller is not a foreign person for purposes of Code Section 1445.

(h)                                 An Escrow Agreement, in the form attached hereto as Exhibit 3.1(h) (the “Escrow Agreement”), duly executed by the Seller Representative.

(i)                                     Evidence reasonably satisfactory to the Buyer of the termination of the Management Agreements as of the Closing Date.

(j)                                    A flash drive (or equivalent) containing all of the documents uploaded to the Data Room.

(k)                                 A competitive activity agreement, each in a form reasonably acceptable to Buyer, dated as of the Closing Date and duly executed by TCI and each Designated Seller.

(l)                                     Evidence, in form and substance reasonably acceptable to Buyer, of the due waiver of all transfer restrictions with respect to all of the Options.

(m)                             Evidence, in form and substance reasonably acceptable to Buyer, that the Company has executed the Extended Reporting Period of Liability Coverages (the “Extended Reporting Period”) under Travelers (WRAP) Executive Liability policy #106016223 (the “Wrap Policy”).

(n)                                 Such other documents, certificates, affidavits and instruments as Buyer may reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

3.2.                            Buyer Deliveries.

(a)                                 The Buyer shall deliver to the Sellers the following and shall make, or cause to be made, the payments referred to in Sections 2.4 and 2.6 hereof:

(i)                                     A certificate from the Secretary of the Buyer, in a form reasonably satisfactory to the Sellers, setting forth the resolutions of the board of directors of Buyer authorizing the execution of this Agreement and all Ancillary Agreements to which the Buyer is a party and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein and therein.

(ii)                                  A good standing certificate for the Buyer issued by the Secretary of State of the State of Colorado no earlier than five (5) calendar days prior to the Closing Date.

(iii)                               The Escrow Agreement, duly executed by the Buyer and the Escrow Agent.

ARTICLE IV
Warranties and Representations Regarding the Companies

The Sellers hereby severally (in accordance with their Fully Diluted Ownership Percentages) warrant and represent to the Buyer, which warranties and representations shall survive the Closing for the periods, and subject to the limitations, set forth in Article X, below, that except as set forth in the Disclosure Schedule, the following statements are true and correct as of the date of this Agreement:

4.1.                            Authority.  TCI has the power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, respectively, and to consummate the transactions contemplated herein and therein, respectively.  The execution and delivery by TCI of this Agreement and each Ancillary Agreement to which TCI is a party has been duly and validly authorized by all necessary limited liability company action on the part of TCI.  This Agreement and each Ancillary Agreement to which TCI is a party has been duly and validly executed and delivered by TCI, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of TCI, enforceable against TCI in accordance with their respective terms, subject in each case to applicable bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).

4.2.                            No Conflict.  Neither the execution and delivery of this Agreement or the Ancillary Agreements to which TCI is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by TCI will (a) contravene, conflict with or result in a violation of or default under any provision of the Organizational Documents of any Company; (b) contravene, conflict with or result in a violation of or default under any Legal Requirement, Order or Governmental Authorization to which any Company or any of its assets or properties is subject; (c) violate or conflict with, or result in a default under, or give any Person the right to exercise any material remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract or Real Property Lease, or (d) result in the imposition or creation of any Lien upon or with respect to any of the assets owned, leased or licensed by any Company other than Permitted Liens.  No action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by any Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation by TCI of any of the transactions contemplated hereby (except no representation is made with respect to any action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required as a result of Buyer’s operations or matters specific to Buyer).

4.3.                            Restrictions on Transfer.  Except for the Operating Agreement, there are no voting trust agreements, powers of attorney, shareholder agreements, operating agreements, proxies or any other Contracts to which any Company is a party or by which any Company is bound relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition of any of the Capital Stock of any Company (including the Subject Securities) or otherwise granting any Person any right in respect of the Capital Stock of any Company (including the Subject Securities), and there are no existing restrictions on the transfer of the Capital Stock of any Company (including the Subject Securities) other than restrictions imposed by applicable federal and state securities Legal Requirements, the Operating Agreement and the TCI Option Plan.

4.4.                            Organizational Matters.  Each Company is an entity validly existing and in good standing under the laws of the State of Wisconsin.  Each Company has the limited liability company or corporate, as applicable, power and authority to own or lease its properties and assets as and where currently owned or leased and to carry on all business activities currently conducted by it.  Each Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its assets makes such qualification necessary, except where the lack of such qualification would not have a Material Adverse Effect.  Schedule 4.4 lists each of the jurisdictions in which each Company is qualified or licensed to do business as a foreign entity.  The Buyer has been furnished with true, correct and complete copies of the Organizational Documents of each Company, as amended and in effect on the date of this Agreement.

4.5.                            Documentation.  The membership ledger of TCI (copies of which have been made available for inspection by the Buyer and its Representatives) is true and complete.

4.6.                            Capitalization.  Exhibit 1.1 includes a true, correct and complete capitalization table for TCI showing the ownership of all of the Subject Securities as of the time immediately prior to the Closing.  As of the time immediately prior to the Closing, there is no issued and outstanding Capital Stock in TCI other than the Subject Securities.  All of the Units were duly authorized, validly issued and are fully paid and nonassessable.  All of the Options were duly authorized and validly issued under the TCI Option Plan.  None of the Subject Securities were issued in violation of the Organizational Documents of TCI, any Legal Requirement, any Order or any Contract or in violation of the preemptive rights of any Person.  Except for the Options, there are no outstanding or authorized warrants, options, subscriptions, convertible or exchangeable securities or other agreements pursuant to which a Company is or may become obligated to issue or sell any Capital Stock of such Company.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to a Company.  Except for the Operating Agreement, there are no Contracts to which any Company is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of any Company or (ii) vote or dispose of any Capital Stock of any Company.  Except as set forth in the Operating Agreement, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of any Company.

4.7.                            Subsidiaries; Equity Interests.  TCI owns all of the issued and outstanding Capital Stock of TCI International, free and clear of all Liens.  All of the issued and outstanding Capital Stock of TCI International has been duly authorized, is validly issued, fully paid and nonassessable.  Except for the Capital Stock of TCI International held by TCI, no Company owns any Capital Stock in any other Person other than marketable securities in such Company’s Cash and Cash Equivalents accounts.

4.8.                            Assets.

(a)                                 Title to Assets.  Each Company has good and valid legal title to, a valid leasehold interest in or the valid and enforceable right to use, all personal property and assets used by it in connection with the conduct of the Business as presently conducted by such Company or which are otherwise set forth on the Latest Balance Sheet (excluding sales of assets in the Ordinary Course of Business since the Latest Balance Sheet), free and clear of all Liens other than Permitted Liens.

(b)                                 Condition and Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business immediately after Closing in substantially the same manner as currently conducted and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

4.9.                            Leased Real Estate.

(a)                                 Schedule 4.9(a) attached hereto lists (i) the street address of each parcel of Leased Real Estate, (ii) whether such property is leased or subleased to the Company, (iii) the current use of such property and (iv) each Real Property Lease, the landlord under such Real Property Lease, the rental amount currently being paid and the expiration of the term of such Real Property Lease.  A complete and correct copy of each Real Property Lease has been provided to the Buyer.  Each Real Property Lease is in full force and effect against TCI and, to the Knowledge of the Sellers, each other party thereto.  Each Real Property Lease is the valid and legally binding obligation of TCI.  No Real Property Lease has been terminated or cancelled, and TCI’s leasehold interest in the applicable Real Property Lease has not been assigned or encumbered.  Neither TCI nor, to the Knowledge of the Sellers, any other party to a Real Property Lease is in breach or default under any Real Property Lease, and no written notice of breach or default under any Real Property Lease has been sent or received by TCI that is not currently resolved.  No condition exists which, but for the giving of notice or the passage of time, or both, would constitute a breach or default by TCI or, to the Knowledge of the Sellers, any other party pursuant to any Real Property Lease.  No pending Proceedings or Orders exist against TCI or, to the Knowledge of the Sellers, any other party which would require the repair, alteration or correction of any existing condition of any portion of any Leased Real Estate.  TCI has not received any written notice from any Governmental Body that any of the improvements on the Leased Real Estate or TCI’s use of the Leased Real Estate violates any use or occupancy restrictions, any covenant of record or any zoning or building Legal Requirement.  The consummation of the transactions contemplated by this Agreement does not require the consent of any other party to such Real Property Lease and will not result in a breach of or default under such Real Property Lease, or otherwise cause such Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing.

(b)                                 To the Knowledge of the Sellers, there are no (i) pending condemnation or eminent domain Proceedings with respect to the Leased Real Estate, (ii) commenced or planned improvements which may result in an increased assessment or otherwise affect the Leased Real Estate, (iii) written notices received by the Companies or any Seller regarding the repair, alteration or correction of any existing condition with respect to the Leased Real Estate, any building, equipment, fixture or other improvement located thereon or any portion thereof; (iv) pending or threatened change in any zoning laws or ordinances which would reasonably be expected to affect adversely the Leased Real Estate in any material respect or the right of the Companies to use or operate the Leased Real Estate in substantially the same manner as used or operated by the Companies on the Closing Date; (v) development zones, tax incremental financing districts or similar conditions which would reasonably be expected to restrict or materially affect adversely the use of the Leased Real Estate or the right of the Companies to use or operate the Leased Real Estate in substantially the same manner as currently conducted; or (vi) material property management, maintenance or service agreements binding on any Company.

(c)                                  TCI is not a lessor, sublessor or grantor under any lease, sublease, consent, license or other instrument granting to another Person any right to the possession, use, occupancy or enjoyment of the Leased Real Estate or any portion thereof.

4.10.                     Owned Real Property.  No Company owns any real property.

4.11.                     Proceedings and Orders.  There is no Proceeding pending or, to the Knowledge of the Sellers, threatened in writing against any Company.  No Company is subject to any Order.

4.12.                     Intellectual Property.

(a)                                 Schedule 4.12(a) attached hereto lists all of the following Owned Intellectual Property:  (i) all United States and foreign issued patents, all pending applications filed by a Company relating to any inventions or designs and all renewals, reissues, divisionals, continuations, continuations-in-part and extensions of the foregoing; (ii) all registered trademarks, registered service marks and trademark and service mark applications; (iii) all registered copyrights and copyright applications and all renewals and extensions; and (iv) all domain name registrations (collectively the “Company IP Registrations”).  Schedule 4.12(a) attached hereto lists all material unregistered trademarks and service marks owned by a Company.  All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)                                 Schedule 4.12(b) attached hereto lists:  (i) all Out-Licenses; and (ii) all In-Licenses, under which any Company is subject to receive (in the case of Out-Licenses), or obligated to pay (in the case of In-Licenses), as the case may be, fees (including support and maintenance fees) of more than Fifty Thousand Dollars ($50,000) per annum following Closing.

(c)                                  Each Company (i) is the sole and exclusive legal and beneficial owner of all right, title and interest in all Owned Intellectual Property, and (ii) has a valid and enforceable right to use all other Intellectual Property used by a Company (the Intellectual Property referred to in (i) and (ii) being, collectively, the “TCI Intellectual Property”).  All Owned Intellectual Property is owned free and clear of all Liens except for Permitted Liens.

(d)                                 There are no pending Proceedings or, to the Knowledge of the Sellers, threats of Proceedings, (i) by any Person against any Company relating to the use by such Company of any TCI Intellectual Property or challenging any Company’s ownership of any Owned Intellectual Property, or asserted by any Company against any Person relating to any Owned Intellectual Property; and (ii) to the Knowledge of Sellers, during the last six (6) years, there have been no infringing uses by third parties of the Owned Intellectual Property.

(e)                                  No Company, within the last six (6) years, has interfered in, infringed upon, misappropriated or violated any Intellectual Property rights of any third party, and no Company has, within the last six (6) years, received any written charge, complaint, claim or notice (including an offer to license) alleging any such interference, infringement, misappropriation or violation.

(f)                                   Each Company has adopted commercially reasonable practices in connection with the creation or development of its Owned Intellectual Property to protect such Company’s rights in and to such Owned Intellectual Property.  Each Company employs commercially reasonable practices to maintain and protect its Owned Intellectual Property.

(g)                                  Each Company has adopted commercially reasonable practices to protect the Trade Secrets and Confidential Information of such Company.  No Person has taken, or omitted to take, any action that has resulted in the loss of protection of any Trade Secret or any Confidential Information of a Company.

(h)                                 No present or former employee or consultant involved with the Business has violated any proprietary rights or assignment of invention agreements in favor of a Company.

(i)                                     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, either Company’s right to own or use any Intellectual Property.

(j)                                    All of the Owned Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. Each Company has taken all reasonable and necessary steps to maintain and enforce the Owned Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Owned Intellectual Property.

(k)                                 The computer hardware, servers, networks, platforms, peripherals, data communication lines and other information technology equipment and related systems (including any outsourced systems and processes) that are owned or used by each Company (“Company Systems”) are reasonably sufficient for the current needs of such Company’s business.  There has been no unauthorized access, use, intrusion or breach of security or material failure, breakdown, performance reduction or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of the Company Systems or the conduct of a Company’s business; (ii) material loss, destruction, damage or harm of or to a Company or its operations, personnel, property or other assets; or (iii) material liability of any kind to a Company.  The Companies have taken all reasonable actions, consistent with applicable industry practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon.  The Companies maintain commercially reasonable backup and data recovery plans.

(l)                                     Each Company is in compliance in all material respects with all applicable Legal Requirements regarding the collection, use and protection of personal information, and, to Sellers’ Knowledge, no Person has gained unauthorized access to or made any unauthorized use of any such personal information maintained by the Companies.

4.13.                     Financial Statements.  The Financial Statements attached to Schedule 4.13 (i) present fairly in all material respects the consolidated financial position of the Companies as of the dates designated therein and the results of operations and cash flows for the periods designated therein, and (ii) were prepared in accordance with GAAP subject, in the case of the unaudited financial statements, to normal recurring year-end audit adjustments and the absence of footnotes.  The Companies have no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or not required under GAAP to be reserved against on such Balance Sheet; (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date; and (c) liabilities incurred in connection with this Agreement.  The Companies maintain a standard system of accounting established and administered in accordance with GAAP.

4.14.                     Taxes.

(a)                                 Each Company has filed (or has had filed on its behalf) all income Tax Returns and all other Tax Returns that it was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all material respects.  All Taxes and all withholding amounts due and payable by a Company prior to the Closing have been paid in full and each Company has made adequate provisions for any Taxes that are not yet due and payable by such Company for all taxable periods ending on or before the date hereof.  Schedule 4.14 attached hereto contains a list of all audits of all Tax Returns of any Company, if any, for the last six (6) years and any adjustments proposed as a result of such audits have been paid, reserved against or settled.  To the Knowledge of the Sellers, there are no pending audits or other proceedings brought against any Company for or relating to any liability in respect of Taxes payable by such Company or any of the Sellers in connection with their ownership interest in the Companies, and there are no matters currently under discussion by any Company with any Governmental Body with respect to such Taxes that will result in an obligation by such Company to pay any additional amount of Taxes.  No Company is the beneficiary of any extension of time within which to file any Tax Return.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.

(b)                                 No Proceeding by any Taxing Authority is pending or, to the Knowledge of the Sellers, threatened and no Company has received written notice from a Taxing Authority of any intention to assert any deficiency or claim for additional Taxes against any Company, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  All deficiencies for Taxes assessed against any Company have been fully and timely paid, settled or properly reflected in the Financial Statements.

(c)                                  No Company is a party to any agreement, Contract, arrangement or plan that as a result of the Closing of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law).  No Company is a party to or bound by any Tax allocation or sharing agreement other than agreements entered into in the Ordinary Course of Business not principally relating to Taxes.  No Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(d)                                 No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)                                  “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)                               intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)                              installment sale or open transaction disposition made on or prior to the Closing Date;

(v)                                 prepaid amount received on or prior to the Closing Date;

(vi)                              election under Code §108(i) (or any corresponding or similar provision of federal, state, local or foreign income tax law);

(vii)                           use of an improper method of accounting for a Tax Period (or portion thereof) prior to the Closing Date;

(viii)                        “Subpart F Income” (as defined in Code § 952(a)) for amounts determined under Code § 956 arising or generated during any Tax Period (or portion thereof) prior to the Closing Date; or

(ix)                              Inclusion under Code § 965(a) (or any corresponding or similar provision of federal, state, local, or foreign Tax Law) or any election under Code § 965(h) (or any corresponding or similar provision of federal, state, local or foreign Tax Law).

(e)                                  No Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

(f)                                   No Company has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Code § 6011.

(g)                                  Each Company has withheld and timely paid all Taxes to the appropriate Taxing Authority that it is required to withhold and pay, including all amounts in connection with amounts paid or owing to any employee, independent contractor, agent, consultant, creditor, equity holder, director, manager, officer or other third party of such Company and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(h)                                 At all times since its establishment, TCI has been a partnership within the meaning of the Code for federal and state income tax purposes.

(i)                                     At all times since its formation, TCI International has been a “Domestic International Sales Corporation” within the meaning of Section 992(e) of the Code for federal and state income tax purposes.  TCI International has properly made such an election on Form 4876-A.  At all times since inception, TCI International has met the requirements to maintain status as a “Domestic International Sales Corporation” and has properly applied the appropriate transfer pricing rules and timely made distributions as required under Code Sections 991 — 997.

(j)                                    TCI did not elect into the partnership ordered procedures enacted under Section 1101 of the Bi-Partisan Budget Act of 2015 (Public Law 114-74), as amended with respect to any tax year beginning before January 1, 2018.

(k)                                 All Sellers are U.S. Persons as defined in Section 7701(a)(30) of the Code.

(l)                                     There are no outstanding waivers extending the statute of limitations with respect to any assessment or audit of any Tax or Tax Return of any Company.

(m)                             All calendar year 2017 and 2018 dividends with respect to TCI International have been paid prior to the date hereof and such dividends have not exceeded applicable limits under Legal Requirements.

4.15.                     Material Contracts.  Schedule 4.15 attached hereto lists, as of the date hereof, all Contracts to which a Company is a party or by which any Company’s properties or assets are bound that fall within any of the following categories excluding Real Property Leases (collectively, “Material Contracts”):

(a)                                 Contract involving aggregate consideration (payable or receivable by any Company) in excess of One Hundred Thousand Dollars ($100,000) either (i) during the preceding twelve (12) months, or (ii) reasonably expected to be incurred within the twelve (12) months following Closing (in each case excluding purchase orders given or received in the ordinary course of business, Plans and related service and administrative documents and insurance policies).

(b)                                 collective bargaining agreement or other Contract with any union or similar employee representative, or any bonus, commission, pension, profit sharing, equity, incentive or other plan providing for equity, incentive, deferred or other compensation to employees;

(c)                                  any Contract for the employment of any officer, individual employee or other individual on a full-time, part-time, consulting or other basis (other than at-will employment arrangements);

(d)                                 Contract under which any Company would incur any change in control payment, severance payment or similar compensation obligations to its employees by reason of this Agreement or the transactions contemplated herein;

(e)                                  Contract relating to Indebtedness of any Company or the mortgaging, pledging or otherwise placing of a Lien on any material asset or group of material assets of such Company other than Permitted Liens;

(f)                                   Contract under which any Company is a (i) lessee of or holds or operates any personal property owned by any other Person, except for any such Contract under which the aggregate annual rental or other payments do not exceed Fifty Thousand Dollars ($50,000) after the Closing, or (ii) lessor of or permits any Person to hold, operate or occupy any personal or real property, owned or controlled by any Company, except for any such Contract under which the aggregate annual rental or other payments do not exceed Fifty Thousand Dollars ($50,000) after the Closing;

(g)                                  Contract for capital expenditures or the acquisition or construction of fixed assets requiring the payment by any Company of an amount in excess of Fifty Thousand Dollars ($50,000) after the Closing;

(h)                                 Contract relating to the ownership of, investments in or loans and advances to any Person (other than inter-Company investments, loans and advances), including investments in joint ventures and minority equity investments;

(i)                                     stockholder agreements, registration rights agreements or any Contract relating to or affecting the ownership of the Capital Stock of any Company;

(j)                                    License, royalty or other Contract relating to any TCI Intellectual Property under which the annual license and maintenance fees exceed Fifty Thousand Dollars ($50,000) per annum following the Closing, and all other Out-Licenses and In-Licenses set forth on Schedule 4.12(b);

(k)                                 power of attorney or other similar Contract or grant of agency outside the Ordinary Course of Business;

(l)                                     Contract between or among a Company, on the one hand, and any Seller, any Affiliate of any Seller (other than a Company) or any current director or officer of a Seller or of any Affiliate of a Seller, on the other hand (an “Affiliate Contract”);

(m)                             Contract prohibiting a Company, now or in the future, from freely engaging in any business or competing anywhere in the world or restricting its use of any Intellectual Property, excluding any nondisclosure and confidentiality agreements and Intellectual Property Licenses entered into in the Ordinary Course of Business;

(n)                                 Contract (i) providing for a Company to be the exclusive provider of any product or service to any Person, (ii) providing for any Person to be the exclusive provider of any product or service to a Company, (iii) granting to any Person a right of first refusal or right of first offer on the sale of any part of a Company’s assets or business or (iv) containing a provision of the type commonly referred to as “most favored nation” provision for the benefit of a Person other than a Company;

(o)                                 settlement, conciliation or similar Contract with any Person or any Governmental Body pursuant to which a Company will be required to pay consideration in excess of Fifty Thousand Dollars ($50,000) after the Closing;

(p)                                 Contract that provides for the assumption by any Company of any Tax or environmental Liability of any Person;

(q)                                 Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(r)                                    Contract with any Governmental Body to which a Company is a party;

(s)                                   Contract to which a Company is a party that provide for any joint venture, partnership or similar arrangement by a Company; and

(t)                                    any open purchase order issued or received by a Company on or before November 25, 2018, and involving aggregate consideration (payable or receivable by any Company) in excess of One Hundred Thousand Dollars ($100,000) (excluding Contracts disclosed pursuant to Section 4.15(a), above, and any purchase orders given or received under any such Contracts).

A complete and correct copy of each of the Material Contracts, and all amendments thereto, has been provided to the Buyer.  Each Material Contract is legal, valid, binding, enforceable in accordance with its terms and in full force and effect against the Company that is a party thereto and, to the Sellers’ Knowledge, the other parties thereto.  No Company and, to the Knowledge of the Sellers, no other Person who is a party to any Material Contract is in material breach or material default under any Material Contract (with or without the lapse of time, or the giving of notice, or both).  No Company has sent, nor has a Company received, any written notice of breach, termination or cure with respect to any Material Contract that is not currently resolved.

4.16.                     Personnel Matters.

(a)                                 Schedule 4.16(a) sets forth a true, correct and complete list of all officers and employees of the Companies, as of November 15, 2018, including those individuals on leave or layoff status, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) the 2018 Partners Incentive Plan accrual through September 30, 2018.  Schedule 4.16(a) also sets forth a true, correct and complete list, as of November 16, 2018, of all independent contractors and consultants of the Companies who are individuals and the services provided by each such individual and their rate of remuneration.  Except as set forth on Schedule 4.16(a), as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Working Capital Amount) and except as set forth on Schedule 4.16(a) or Schedule 4.18(a), there are no written Contracts outstanding with respect to the payment of compensation, commissions, bonuses or fees.

(b)                                 A true, correct and complete copy of each Company’s current personnel manual, if any, has been made available to the Buyer.  Except for the Transaction Bonus Plans, no Company has entered into any Contract with any employee entitling such Person to a bonus or other payment upon the consummation of the transactions contemplated hereby.  No Company is a party to any employment Contract with any employee that cannot be terminated by such Company at will or by giving notice of thirty (30) calendar days or less and without liability to such Company for such termination other than payment for services rendered through the termination date and ordinary course employee benefits through such date.

4.17.                     Labor Practices.

(a)                                 The Companies are in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor including, without limitation, provisions thereof relating to wages, hours, overtime compensation, employee classification, equal opportunity, collective bargaining, workplace safety, discrimination, immigration and the payment of social security and other Taxes.

(b)                                 No Proceedings are pending against any Company or, to the Knowledge of the Sellers, threatened in writing relating to labor or employment matters.

(c)                                  No Company is a party to any Contract with any union, trade union, labor organization, employee group or similar entity which materially affects the employment of employees of any Company, including, but not limited to, any collective bargaining agreements, agreements with trade unions or labor contracts.

(d)                                 To the Knowledge of the Sellers, none of the employees of the Companies are in the process of being organized by or into labor unions, trade unions or associations.  No Company has agreed to recognize any union, trade union or other collective bargaining unit, and no union, trade union or collective bargaining unit has been certified as representing any of the employees of any Company.  No Company has been subject to a strike, involuntary slowdown or other involuntary work stoppage during the six (6) year period immediately preceding the date hereof and, to the Knowledge of the Sellers, there are no such strikes, slow-downs or work stoppages threatened against any Company.

4.18.                     Benefit Plans.

(a)                                 Schedule 4.18(a) attached hereto contains a true and complete list of each Plan, regardless of whether the Plan is funded, insured or self-funded, and whether written or oral.  As to each Plan that is not written, Schedule 4.18(a) also contains a description of the Plan.  No Company has any legally binding commitment to create any additional Plan, to modify or change any existing Plan, or to terminate any existing Plan that would affect any current or former employee of any Company, except to the extent such change may be necessary to satisfy a Legal Requirement.

(b)                                 The form of each Pension Plan and Welfare Plan is in compliance in all material respects with the applicable terms of ERISA, the Code and other applicable Legal Requirements and are maintained, funded and operated in material compliance with such applicable Legal Requirements and the written Plan documents.  No Company or any current or former employee, officer or director thereof who is or was a fiduciary of a Pension or Welfare Plan nor, to the Knowledge of the Sellers, any other fiduciary of a Pension or Welfare Plan has materially violated the requirements of Section 404 of ERISA.  No Company or any current or former employee, officer or director thereof nor, to the Knowledge of the Sellers, any other Person has been engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Pension or Welfare Plan.  All required reports and descriptions of the Pension Plans and Welfare Plans have been (when required) timely filed with the IRS, the U.S. Department of Labor or other applicable Governmental Body.  No Plan is currently under audit or investigation by any Governmental Body and, to the Knowledge of the Sellers, no such audit or investigation has been threatened in writing.  No charge, complaint or Proceeding with respect to any Plan or the administration or the investment of the assets of any Plan (except those routinely submitted in the ordinary course of Plan administration) is pending or, to the Knowledge of the Sellers, threatened in writing against or with respect to any Plan.  Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, in form and operation, and has received a favorable determination letter from the IRS as to its qualification or the Pension Plan consists of a prototype or volume submitter plan with respect to which the IRS has issued a favorable determination, opinion, or advisory letter to the underlying plan document provider, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of such Pension Plan.

(c)                                  Each Company has made all required contributions and paid in full all required insurance premiums and other required payments with regard to the Plans for policy or Plan years or other applicable periods ending on or before the Closing Date to the extent due or owing on or before the Closing Date or will have accrued the same on the Final Working Capital Statement.

(d)                                 TCI has provided to the Buyer (1) true, current and complete copies of each Plan (including all amendments thereto), (2) all current trust agreements, insurance contracts or any other funding instruments related to the Plans, (3) the most recent actuarial and financial reports and the annual reports filed with any Governmental Body with respect to the Plans during the most recent three (3) years, (4) the most recent summary plan description for each Plan, (5) copies of all current IRS determination letters in the case of all Plans intended to qualify under Section 401(a) of the Code, and (6) all significant correspondence with any Governmental Body concerning any Plan during the most recent three (3) years.

(e)                                  No Company or any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to, or has any actual or potential liability under or with respect to, any pension plan (as defined in Section 3(2) of ERISA) which is or was subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.  No Company or any ERISA Affiliate has ever contributed to, or has any actual or potential liability under or with respect to, any “multiemployer plan” as defined in Section 3(37) of ERISA.  No Company maintains, sponsors, contributes to or has any actual or potential liability under or with respect to any multiple employer plan as described in Section 413(c)

of the Code, or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f)                                   No Company has any obligation to provide health benefits or death benefits to any employee of such Company or any dependent of such employee or to any other Person following the termination of such Person’s employment or service, except as specifically required by COBRA.

(g)                                  The consummation of the transactions contemplated hereby will not (i) entitle any Person currently or formerly providing services to any Company to severance pay or any other payment or form of compensation or benefit upon termination of services, or (ii) accelerate the time of payment or vesting or increase the amount or require the funding of compensation or benefits due to any such current or former service provider.

(h)                                 With respect to any Plan that is a “group health plan” within the meaning of Section 607 of ERISA and that is subject to COBRA, each Company has complied in all material respects with the continuation requirements of COBRA.

(i)                                     All Plans that are group health plans within the meaning of Section 733 of ERISA have been operated in material compliance with the requirements of Part 7 of Title I of ERISA, to the extent those requirements are applicable.

(j)                                    Except as set forth in Section 8.6 hereof, each Plan can be amended or terminated at any time without approval from any person other than a Company or applicable insurance company, without advance notice, and without liability other than for benefits accrued and vested prior to such amendment or termination (or which had accrued prior to such amendment and became vested as a result thereof).

(k)                                 Each Company does not have any obligation to reimburse, pay or make whole any Person for adverse tax consequences or any related costs (including interest, penalties, or additional excise taxes), including consequences arising under Section 409A of the Code, relating to any payment made, provision of, omission from or operation of any Plan.

(l)                                     To the extent that any Plan has resulted in taxable income to any Person during the most recent three (3) years, whether through actual or constructive receipt, imputed income or otherwise, the Company has properly and timely reported such income and made all required withholdings with respect thereto.

4.19.                     Events Since Balance Sheet Date.  Since the Balance Sheet Date, the Companies have operated in all material respects in the Ordinary Course of Business.  Since the Balance Sheet Date, the Companies have not suffered any Material Adverse Effect.  Since the Balance Sheet Date, no Company has:

(a)                                 Sold, transferred, leased, subjected to Liens (other than Permitted Liens), licensed, abandoned or otherwise disposed of, any material assets or properties of the Companies other than in the Ordinary Course of Business;

(b)                                 Made or agreed to make any change in the rate of compensation, commission, bonus or other remuneration payable to, or granted any severance or termination pay to, or increased benefits payable under any existing severance or termination pay policies to, or entered into or modified any employment agreements with, any of such Company’s employees;

(c)                                  Made or granted any increase in, or amended or terminated, any existing Plan or adopted any new Plan;

(d)                                 Purchased, redeemed or otherwise acquired or retired for value any Capital Stock of any Company or engaged in any recapitalization, issuance or other transaction involving the Capital Stock of any Company;

(e)                                  Authorized or issued any Capital Stock or securities convertible into Capital Stock, including, without limitation, options, warrants, convertible debt or other rights to acquire Capital Stock of any Company;

(f)                                   Amended the Organizational Documents of any Company;

(g)                                  Made any change in accounting methods or practices or Tax reporting principles;

(h)                                 Formed any Subsidiary or entered into any partnership, joint venture or similar relationship in which an equity interest of another Person was acquired by any Company;

(i)                                     Acquired any business enterprise whether via stock purchase, asset purchase or otherwise;

(j)                                    Made any capital expenditures or commitments therefor such that the aggregate outstanding amount of unpaid obligations and commitments with respect thereto shall comprise in excess of Fifty Thousand Dollars ($50,000) on the date hereof;

(k)                                 Suffered any damage, destruction or casualty loss exceeding One Hundred Thousand Dollars ($100,000) in the aggregate, whether or not covered by insurance, or experienced any material change in the amount and scope of insurance coverage;

(l)                                     Materially changed a Company’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(m)                             Entered into a new line of business or abandoned or discontinued any existing lines of business;

(n)                                 Taken action to make, change or rescind any Tax election or amend any Tax Return;

(o)                                 Made any loan to (or forgave any loan to), or entered into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(p)                                 Adopted, modified or terminated any employment, severance, retention or other Contract with any current or former employee, officer or director, or any independent contractor or consultant who is an individual; or

(q)                                 Entered into any Contract or otherwise legally committed to do any of the foregoing.

4.20.                     Environmental Matters.  TCI has made available to the Buyer true, correct and complete copies of the Companies’ Environmental Reports.  Except as may be set forth in the Companies’ Environmental Reports:

(a)                                 No Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Substance in material violation of applicable Environmental Laws.  There are no facts or circumstances which could reasonably be expected to give rise to any material liabilities of any Company, including any material investigative, corrective or remedial obligations, pursuant to any violation of applicable Environmental Laws.

(b)                                 No Company has received written notice from any Governmental Body of (i) any Hazardous Substances which have migrated onto the Leased Real Estate from any adjacent property or which have migrated, emanated or originated from the Leased Real Estate onto any other property which could reasonably be expected to give rise to material liabilities of a Company pursuant to Environmental Laws, or (ii) any actual or alleged material violation of, or material liability (contingent or otherwise) under, any applicable Environmental Law with respect to any Company, Leased Real Estate, or the Business.

(c)                                  Each Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes having obtained all material Governmental Authorizations necessary for the operation of the Business and the use of the Leased Real Estate as required by any applicable Environmental Law.

(d)                                 There exists no Environmental Claim pending or, to the Knowledge of the Sellers, threatened in writing against any Company or, to the Knowledge of the Sellers, the owner of any Leased Real Estate.

The representations and warranties set forth in this Section 4.20 are the sole and exclusive representations and warranties pertaining to environmental matters.

4.21.                     Insurance.  Schedule 4.21 attached hereto lists all insurance and bonds currently maintained by or for the benefit of the Companies and any self-insurance arrangement by or affecting any Company (collectively the “Insurance Policies”).  Each Insurance Policy is in full force and effect and no Company has received written notice of any non-renewal cancellation or threat of non-renewal or cancellation of such Insurance Policy.  The consummation of the transactions contemplated hereby will not cause a termination of any of the Insurance Policies.  Sellers have provided Buyer with copies of each Insurance Policy.  Schedule 4.21 also sets forth all material property damage, personal injury, workers’ compensation, products liability or other claims that have been made against any Insurance Policy (or previous policies maintained by the Companies) in the last two (2) years or which are currently pending against any Company.  All premiums due on all Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of a Company.  No Company is in default under, or is not otherwise in compliance with, in any material respect, any provision contained in any Insurance Policy.

4.22.                     Compliance with Legal Requirements; Governmental Authorizations.  Except with respect to environmental matters (which are addressed in Section 4.20, above), each Company is in compliance in all material respects with all Legal Requirements applicable to such Company.  No Proceeding is pending or, to Sellers’ Knowledge, threatened in writing against any Company with respect to any alleged material violation by any Company of any Legal Requirement.  Each Company has all material Governmental Authorizations required by all Legal Requirements in the operation of such Company’s business, and the material Governmental Authorizations issued to each Company are in full force and effect and each Company is in compliance in all material respects with such Governmental Authorizations.  No written notice has been received by any Company in the last three (3) years alleging the failure to hold any such Governmental Authorization.  Each Company has been for the past six (6) years and is now in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Legal Requirements in any other applicable jurisdiction.  Each Company has at all times complied in all material respects with all Legal Requirements relating to export control and trade sanctions or embargoes.

4.23.                     Accounts; Safe Deposit Boxes.  Schedule 4.23 attached hereto lists all bank and savings accounts and safe deposit boxes of the Companies and all persons authorized to sign thereon.

4.24.                     Affiliate Transactions.  Excluding inter-Company transactions (i.e., transactions between one Company and another Company), no Seller, no Affiliate of any Seller nor any Related Person of an individual Seller owns any material property or assets used by any Company or is a party to any Material Contract with any Company, other than salaries, expense reimbursement and employee benefits in respect of employment in the Ordinary Course of Business and the Affiliate Contracts.

4.25.                     Customers and Suppliers.  Schedule 4.25 sets forth a list of each of (a) the top ten (10) suppliers of TCI (by dollar volume of purchases for 2017) setting forth the dollar volume of purchases for the calendar year ended December 31, 2017 and for the nine (9) month period ended September 30, 2018, and (b) the top ten (10) customers of TCI (by dollar volume of sales for 2017) setting forth the dollar volume of sales for the calendar year ended December 31, 2017 and the nine (9) month period ended September 30, 2018.  No Person listed on Schedule 4.25, within the last twelve (12) months, has cancelled, terminated or adversely modified the terms of its relationship with TCI in any material respect or has provided notice to TCI that it intends to cancel, terminate or adversely modify in any material respect the terms of its relationship with TCI.

4.26.                     Inventory.  All inventory of each Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by a Company free and clear of all Liens, other than Permitted Liens, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of each Company.

4.27.                     Accounts Receivable.  The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by a Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) to Sellers’ Knowledge, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 180 days after billing.  The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of each Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

4.28.                     Brokers; Agents.  The Companies have not dealt with any agent, finder, broker or other representative other than Cleary Gull (whose fees shall be considered a Transaction Expense) in any manner which could result in the Buyer or any Company being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.  There is no basis for any Person to make a claim against Cleary Gull in connection with the services provided by Cleary Gull in connection with the transactions contemplated hereby which could give rise to an indemnification claim by Cleary Gull against any Company under the Cleary Engagement Letter; provided, however, that Sellers make no representations or warranties regarding any claims that could be made against Cleary Gull by Buyer or any of its Affiliates that could give rise to an indemnification claim by Cleary Gull against a Company under such Cleary Engagement Letter.

ARTICLE V
Warranties and Representations of the Sellers

Each Seller hereby warrants and represents to the Buyer, which warranties and representations shall survive the Closing for the periods, and subject to the limitations, set forth in Article X, below, that except as set forth in the Disclosure Schedule, the following statements are true and correct as to such Seller as of the date hereof:

5.1.                            Title to Subject Securities.  Such Seller is the beneficial and record owner of the respective Units set forth opposite its or his name on Exhibit 1.1, free and clear of all Liens, and at the Closing will deliver to the Buyer good and valid legal title to the Units held by it or him free and clear of all Liens.  Such Seller is the beneficial and record owner of the respective Options (if any) set forth opposite his name on Exhibit 1.1 free and clear of all Liens and, at the Closing, will deliver to TCI all right, title and interest of such Seller in and to the Options held by it free and clear of all Liens for cancellation by TCI.  Except for the Operating Agreement, such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any Subject Securities or Options held by such Seller.

5.2.                            Authority.  Such Seller has the power and authority to enter into this Agreement and the Ancillary Agreements to which such Seller is a party, and such Seller has the power and authority to sell, transfer and deliver to the Buyer the full legal and beneficial ownership in the portion of the Subject Securities to be sold by such Seller pursuant to this Agreement and to consummate the transactions contemplated herein.  The execution and delivery by such Seller of this Agreement and each Ancillary Agreement to which such Seller is a party, the performance by such Seller of its or his obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Seller.  This Agreement and each Ancillary Agreement to which such Seller is a party has been duly and validly executed and delivered by such Seller, and this Agreement and such Ancillary Agreements are and shall constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject in each case to applicable bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).  With respect to a Seller that is an entity, such Seller is an entity validly existing and in good standing under the laws of the jurisdiction of its organization.

5.3.                            No Conflict.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which such Seller is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by such Seller will (i) contravene, conflict with, or result in a violation of or default under any provision of the Organizational Documents of such Seller, if applicable; (ii) contravene, conflict with, or result in a violation of or default under any Legal Requirement, Order or Governmental Authorization to which such Seller or the Subject Securities held by such Seller are subject; (iii) violate or conflict with, or result in a default under, any Contract to which such Seller is a party or by which the Subject Securities held by such Seller are bound; or (iv) result in the imposition or creation of any Lien upon or with respect to the Subject Securities held by such Seller.  No action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by such Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which he or it is a party or the consummation by such Seller of the transactions contemplated hereby (except no representation is made with respect to any action, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required as a result of Buyer’s operations or matters specific to Buyer).

5.4.                            Restrictions on Transfer.  Except for the Operating Agreement, there are no voting trust agreements, powers of attorney, shareholder agreements, operating agreements, proxies or any other Contracts to which such Seller is a party or by which such Seller or the Subject Securities held by such Seller are bound relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition of any of the Subject Securities held by such Seller or otherwise granting any Person any right in respect of the Subject Securities held by such Seller and there are no existing restrictions on the transfer of such Subject Securities other than restrictions imposed by applicable federal and state securities Legal Requirements, the Operating Agreement and the TCI Option Plan.

5.5.                            No Proceedings or Orders.  There is no Proceeding pending or, to the actual knowledge of such Seller, threatened in writing against such Seller which would affect the ability of such Seller to consummate the sale of the Subject Securities or the other transactions contemplated by this Agreement or the Ancillary Agreements to which such Seller is a party.  Such Seller is not subject to any Order that relates to the Subject Securities held by it or to the Business of, or any of the assets owned or used by, the Companies.

5.6.                            Brokers; Agents.  Such Seller has not dealt with any agent, finder, broker or other representative in any manner other than Cleary Gull (whose fees shall be considered a Transaction Expense) which could result in the Buyer or any Company being liable for any fee or commission in the nature of a finder’s fee or originator’s fee in connection with the subject matter of this Agreement.

ARTICLE VI
Warranties and Representations of the Buyer

The Buyer hereby warrants and represents to the Sellers, which warranties and representations shall survive the Closing for the periods, and subject to the limitations, set forth in Article X, below, that the following statements are true and correct as the date hereof:

6.1.                            Authority.  The Buyer is a corporation validly existing and in good standing under the laws of the State of Colorado and has the corporate power and authority to own or lease its properties and assets and to carry on all business activities currently conducted by it.  The Buyer has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to be signed by it and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby or thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement, and each Ancillary Agreement to which Buyer is a party have been duly and validly executed and delivered by an authorized representative of Buyer, and this Agreement and such Ancillary Agreements are and shall constitute valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject in each case to applicable bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a Proceeding in equity or an action at law).

6.2.                            No Conflict.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which Buyer is a party nor the consummation or performance of any of the transactions contemplated hereunder or thereunder by the Buyer will (a) contravene, conflict with, or result in a violation of or default under any provision of the Organizational Documents of the Buyer; (b) contravene, conflict with, or result in a violation of or default under any Legal Requirement or any Order to which the Buyer is subject; or (c) require any consent, notice or other action by any Person under, violate or conflict with, result in a default under, or give any Person the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which the Buyer is subject.  No action, consent, approval, order or authorization of, or registration, declaration or filing by the Buyer with any Governmental Body is required to be obtained or made in connection with the execution and delivery of this Agreement and the Ancillary Agreements by the Buyer or the consummation by the Buyer of any of the transactions contemplated hereby or thereby.

6.3.                            Proceedings Against Buyer.  There is no Proceeding or Order pending or, to the knowledge of the Buyer, threatened against the Buyer which questions the validity of this Agreement or which would adversely affect the ability of the Buyer to consummate the transactions contemplated hereby and under the Ancillary Agreements to which it is a party or to perform its obligations hereunder and under the Ancillary Agreements.

6.4.                            Diligence.  The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Subject Securities.  The Buyer confirms that the Sellers and TCI have made available to the Buyer the opportunity to ask questions of the Sellers and the officers and management employees of TCI and to acquire additional information about the Business and financial condition of the Companies.

6.5.                            Brokers; Agents.  The Buyer has not dealt with any agent, finder, broker or other representative in any manner other than Cleary Gull which could result in the Sellers or any Company being liable for any fee or commission in the nature of a finder’s or originator’s fee in connection with the subject matter of this Agreement.

ARTICLE VII
Disclaimer; Disclosure Schedule; Absence of Other Warranties

7.1.                            Disclaimer of Other Representations and Warranties.  Except as expressly set forth in Article IV or Article V hereof, in each case as qualified by the Disclosure Schedule, neither TCI, any Seller, nor any Affiliate of TCI or any Seller, nor any other Person, including, without limitation, any Representative of TCI or any Seller, on behalf of TCI or any Seller, makes any other representation or warranty whatsoever, express or implied, at law or in equity, with respect to (a) the Sellers, the Companies or their respective Affiliates, (b) the Business or the operations, assets, prospects or financial condition of the Companies, (c) the income potentially to be derived from the Business or the Companies or the value of the Business or the Companies, (d) the Subject Securities, (e) the transactions contemplated hereby or by any Ancillary Agreement or (f) any other matter whatsoever.

7.2.                            Disclosure Schedules.  The schedules and information set forth in the Disclosure Schedule refer to the section or paragraph of this Agreement to which such schedule and information is responsive, and each disclosure and information on each schedule shall be deemed to have been disclosed with respect to all other sections for which the relevance of such disclosure to such other section is reasonably apparent.  All capitalized terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.  The Disclosure Schedule shall not vary, change or alter the literal meaning of the representations and warranties of the Sellers contained in this Agreement, other than creating exceptions thereto which are responsive to the language of the warranties and representations contained in this Agreement.

7.3.                            No Additional Warranties or Representations.  The Buyer has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and solely upon the representations and warranties of the Sellers expressly and specifically set forth in Articles IV and V of this Agreement.  The Buyer acknowledges that none of the Sellers, TCI nor any other Person has made any warranty or representation, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Subject Securities, the Companies or the Business which has been furnished or made available to the Buyer and/or its Representatives, including any such information, documents or material made available to the Buyer or such Representatives in the Data Room, provided during management presentations or in any other forms in expectation of the transactions contemplated by this Agreement, except as expressly set forth in Articles IV and V of this Agreement, as qualified by the Disclosure Schedule.

ARTICLE VIII
Covenants

8.1.                            Cooperation.  The Buyer, TCI and the Sellers shall reasonably cooperate with each other and shall cause their respective Representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of the Companies and control of its Business from the Sellers to the Buyer and to minimize any disruption to the Business that might reasonably result from the transactions contemplated hereby.

8.2.                            Records/Personnel.

(a)                                 The Sellers may, after Closing, retain copies of such of the Records, including such Records stored on computer disks or any other storage medium that are delivered to the Buyer, as the Sellers are reasonably likely to need to meet accounting, auditing and Tax requirements or any Legal Requirement; provided that the Sellers shall keep such Records confidential.  The Buyer will retain (or cause the Companies to retain) the Records delivered to it by the Sellers for a period of at least five (5) years after the Closing. During the period in which the Buyer maintains such Records, upon reasonable notice and request by any Seller, the Buyer, during normal business hours, shall permit any Representative of the Sellers to examine, copy and make extracts from all Records, all without cost, surcharge or expense to the Sellers other than reasonable copy charges, as the Sellers reasonably require in connection with any accounting, auditing or Tax requirements or any Legal Requirement or in connection with any claims or Proceedings, including, but not limited to, any financial reporting obligation (except in connection with a dispute between the Seller Representative, the Sellers or any of their Affiliates, on the one hand, and the Buyer and/or any of its Affiliates, on the other hand).

(b)                                 The Buyer shall use commercially reasonable efforts to make employees of the Companies available to the Sellers and their Representatives at such employee’s normal business location and during such employee’s normal business hours to provide such assistance to the Sellers as may be reasonably requested by the Sellers or the Seller Representative from time to in connection with the Sellers’ involvement in the Companies, provided that such assistance does not materially interfere with such employee’s services for any of the Companies (and provided that the Buyer is not required to make employees available in connection with any disputes between the Seller Representative, the Sellers or any of their Affiliates, on the one hand, and the Buyer and/or any of its Affiliates, on the other hand), including the following:

(i)                                     To assist, as requested, in responding to inquiries from or audits by or required by any Governmental Body or to assist, as requested, in connection with any Legal Requirement, including preparation of responses and other required documents;

(ii)                                  To provide information as necessary in connection with any accounting requirements or review by the Seller Representative of the Final Cash Statement, the Final Working Capital Statement and Final Excluded Liabilities Statement; and

(iii)                               To provide information necessary for preparing Tax Returns for periods prior to and including the years ending on or prior to the Closing Date.

8.3.                            Publicity.  Except as otherwise required by Legal Requirements or the requirements of any applicable stock exchange, no party hereto shall (nor will any party permit any of its advisors or Affiliates to) make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller Representative and the Buyer.  Nothing herein shall prevent any party hereto or its Affiliates which is a private equity or other investment fund from making customary disclosures to its current or prospective, direct or indirect investors, or its current or prospective, direct or indirect financing sources, potential acquirers or its advisors.

8.4.                            Execution of Additional Documents.  From time to time after the Closing, as and when requested by a party hereto, each party shall execute and deliver, or cause to be executed and delivered, at the expense of the requesting party, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

8.5.                            Officer and Director Indemnification.  Buyer agrees that all rights to indemnification and exculpation for acts or omission occurring prior to the Closing now existing in favor of the current or former officers, managers, or directors (or Persons holding similar positions) of any Company who have the right to indemnification or exculpation by a Company (collectively, the “Covered Persons”) as provided in any Company’s Organizational Documents, as provided under Legal Requirements or as provided pursuant to a resolution of the Board of Managers (or similar governing body) of any Company that has been posted in the Data Room, shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Closing.  Without limiting the foregoing, for a period of not less than six (6) years from the Closing, the Buyer shall not, and shall not permit any Company to, amend, modify or terminate its Organizational Documents or any resolution posted in the Data Room regarding or related to such indemnification matters in any manner that would adversely affect the rights of the Covered Persons thereunder with respect to such indemnification now existing.  The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each current or former director, officer or manager of a Company and such Person’s estate and heirs, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to law or the Organizational Documents of any Company.

8.6.                            Benefit Plans.  The Buyer agrees to cause the Company to continue in full force and effect through December 31, 2018, without any change or amendment in the provisions thereof, all Plans (except, for the avoidance of doubt, the TCI Option Plan and the Option Agreements (as defined in the Disclosure Schedule)).

8.7.                            Representations and Warranties Insurance.  Prior to the Closing, Buyer shall obtain and bind the R&W Policy. Seller Representative shall cooperate with Buyer’s efforts and provide assistance as reasonable requested by Buyer to obtain and bind the R&W Policy.  At Closing, Buyer shall pay or cause to be paid all costs and expenses related to binding of the R&W Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy.

8.8.                            Certain Financial Statements to Meet SEC Requirements.  At the Closing, Sellers shall deliver to Buyer consolidated audited financial statements of the Companies for the years ended December 31, 2017 and 2016 in a form appropriate for inclusion in any registration statement or other filing by the Buyer with the United States Securities and Exchange Commission (the “SEC Financial Statements”) such that the Buyer may comply with all Legal Requirements relating to the filing of financial statements for an acquired business.  Following the Closing, the Sellers shall reasonably cooperate with the Buyer (a) so that Buyer can produce any other consolidated financial statements of the Companies necessary for the Buyer to comply with Legal Requirements relating to the filing of financial statements for an acquired business, (b) to support Buyer in connection with the preparation of pro forma financial statements required to be filed by Buyer pursuant to Legal Requirements, and (c) to cause Baker Tilly Virchow Krause, LLP to provide any required consents to include and/or incorporate the SEC Financial Statements in future registration statements filed by Buyer and provide necessary “comfort letters” in connection with future issuances or sales of securities of the Buyer.

8.9.                            Release by Sellers.

(a)                                 Release.  Each Seller (a “Releasor”), on Releasor’s own behalf, and on behalf of Releasor’s respective heirs, personal representatives, successors and assigns, does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally and completely forever release and discharge (i) each of the Companies, and (ii) each of the Companies’ past and present directors, officers, managers, members, shareholders, employees, agents, predecessors, successors, assigns, equity holders, insurers, parents and subsidiaries, each in their capacities as such (collectively, the “Released Parties”), from and against any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that Releasor ever had, now has, or may hereafter have or acquire against the Released Parties (collectively, the “Released Claims”) arising out of any act, omission, event or transaction occurring prior to the date hereof relating to (A) Releasor’s ownership of the Subject Securities or any other Capital Stock of either of the Companies or any of their respective predecessors in interest, (B) the ownership, operation, business, assets, liabilities, affairs, management or financial condition of the Companies or their business or (C) any Contract entered into or established between Releasor and any Company prior to the date hereof (with the effect that the Company’s obligations under any such Contract (other than the Continuing Contracts) are hereby terminated in their entirety).  Notwithstanding anything to the contrary contained herein, this Section 8.9(a) will not be construed to release the Released Parties from (U) any claims arising with respect to Buyer’s breach of, or non-performance under, this Agreement or any Ancillary Agreement or any breach of, or non-performance by, TCI of any provision of this Agreement or any Ancillary Agreement after the date hereof, (V) any amounts due and owing with respect to unpaid salary, wages, compensation or employee benefits, (W) any claims of a Seller who constitutes a Covered Person for indemnification or exculpation against a Company as provided in the Organizational Documents of such Company, as provided under Legal Requirements, as provided pursuant to any resolution of the Board of Managers posted in the Data Room or any director, officer or liability insurance maintained by such Company as provided in Section 8.5, (X) amounts due under any Terminating Contract to the extent included in Excluded Liabilities or the final Working Capital Amount, (Y) with respect to Cleary Gull only, any rights to post-Closing indemnification pursuant to the Cleary Engagement Letter or (Z) any Released Claim with respect to the Continuing Contracts.

(b)                                 Other Claims Released.  For purposes of clarification, the releases set forth in Section 8.9(a) includes, to the extent applicable but subject to the final sentence of Section 8.9(a): (i) any and all claims related in any way to Releasor’s employment with the Companies or the end thereof; (ii) any and all claims of discrimination, retaliation and harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age, marital status, veteran status, sexual orientation, gender identity, genetic information, or any other protected status and claims based on a theory of contract or tort, including, but not limited to, promissory estoppel, reliance, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, negligence, retaliation, public policy or any other tort; (iii) any and all releasable claims under Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Reconstruction Era Civil Rights Act, 42 U.S.C. §1981 et seq., the Family Medical Leave Act, the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act, the Immigration Control and Reform Act, the Fair Credit Reporting Act, the Genetic Information Non-Discrimination Act and the Americans with Disabilities Act; and (iv) any and all claims for any damages, whether equitable, compensatory, liquidated, punitive or in the form of attorneys’ fees, expenses or costs, related to any of the foregoing.  Notwithstanding the foregoing, this Release does not apply to or affect claims for benefits under applicable worker’s compensation or unemployment compensation laws, or any claim that controlling law clearly states may not be released, including by settlement.

(c)                                  Covenant Not To Sue.  Releasor irrevocably covenants and agrees that Releasor will not, directly or indirectly, sue, commence any proceeding against or make any demand upon any Released Party in respect, directly or indirectly, of any of the matters released and discharged pursuant to this Release, and further covenants and agrees that the release by Releasor in Section 8.9(a) and Section 8.9(b) is a bar to any such lawsuit, proceeding and demand.  Notwithstanding the foregoing, nothing in this Section 8.9(c) or in any other section of this Section 8.9 shall restrict or in any way limit Releasor’s right to file a charge or complaint with a Governmental Body (including, without limitation, to the extent applicable, the Equal Employment Opportunity Commission), or to participate in an investigation or proceeding initiated or conducted by a Governmental Body; provided, however, this release of claims does prevent Releasor from making any personal recovery against the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a Governmental Body against any of the Released Parties.

(d)                                 Newly Discovered Facts or Claims.  Releasor is aware that Releasor may hereafter discover facts in addition to or different from those Releasor now knows or believes to be true with respect to the matters related herein.  Nevertheless, it is Releasor’s intention to fully, finally and forever settle and release the matters released herein, and all Released Claims relative thereto, which now exist or heretofore have existed between Releasor and the Released Parties.  In furtherance of such intention, the release given herein will remain in effect as a full and complete release of all such matters notwithstanding the discovery or existence of any additional or different facts related thereto.

(e)                                  No Transfer of Claims.  Releasor represents and warrants that Releasor has not heretofore assigned or transferred, or purported to have assigned or transferred, to any Person whatsoever any Released Claim herein released by Releasor.

8.10.                     Termination of Certain Agreements.  Each Seller hereby acknowledges and agrees that each Terminating Contract is hereby terminated and of no further force and effect as of the Closing Date, and that such Seller shall have no rights or remedies under, and no other Person (including the Companies) shall have any obligation or liability under, such Terminating Contracts from and after the Closing Date, notwithstanding anything to the contrary in such Terminating Contract (but subject, solely in the case of the Operating Agreement, to Section 8.9(a)(W), above).

8.11.                     Waiver with Respect to Transfer of Options.  Each Option Holder hereby acknowledges and agrees that (a) all Options owned by such Option Holder shall be transferred to Buyer pursuant to this Agreement, and will (together with the TCI Option Plan) thereafter be immediately cancelled and of no further force and effect, and (b) the Options may be transferred pursuant to the terms of this Agreement notwithstanding any restrictions on transfer in the TCI Option Plan, the Option Agreements (as defined in the Disclosure Schedule) or any other agreement entered into by such Option Holder with respect to such Options.

ARTICLE IX
Confidential Information

9.1.                            Non-Disclosure of Confidential Information.  Each Seller acknowledges and agrees that at no time after the Closing Date shall such Seller, directly or indirectly, use or disclose any Trade Secret of a Company except in connection with such Seller’s proper performance of his/her job duties as an employee of a Company or Buyer.  Each Seller acknowledges that such Seller shall not, at any time during the five (5) year period following the Closing Date, disclose any Confidential Information to anyone other than to Representatives of the Buyer or in connection with such Seller’s proper performance of his/her job duties as an employee of a Company or Buyer.  If Confidential Information is required to be disclosed by a Seller in connection with any Proceeding or pursuant to any Legal Requirement, then such Seller may disclose such Confidential Information as is required to be disclosed by such Proceeding or Legal Requirement after such Seller has given written notice to the Buyer of the intention to so disclose such Confidential Information (to the extent permitted under applicable Legal Requirements) and has given the Buyer a reasonable opportunity to contest the need for such disclosure, and such Seller shall cooperate with the Buyer in any reasonable respect, at the Buyer’s expense, in connection with any such contest).  Nothing in this Section 9.1 shall be construed to limit or supersede the common law of torts or statutory protection of Trade Secrets where such Legal Requirements provide Buyer or the Companies with greater protections or protections of a longer duration than that provided in this Section 9.1.

9.2.                            Enforcement.  In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this Article IX, each Seller acknowledges and agrees that the Buyer shall be entitled to seek temporary and permanent injunctive relief by any court of competent jurisdiction to prevent or restrain any breach or threatened breach hereof by such Seller.

ARTICLE X
Indemnification

10.1.                     Indemnification of the Buyer and the Companies.  Subject to the limitations, conditions and restrictions set forth in this Agreement, the Sellers, severally (based on each Seller’s Fully Diluted Ownership Percentage) and not jointly, will indemnify the Buyer and its Affiliates (including, after the Closing, the Companies) (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against any and all Losses of or against the Buyer Indemnified Parties to the extent resulting from or arising out of:

(a)                                 any inaccuracy in or breach of any representation or warranty made by the Sellers in this Agreement or in any Ancillary Agreement delivered hereunder on the part of the Sellers;

(b)                                 any breach or non-fulfillment of any covenant of the Sellers contained in this Agreement or in any Ancillary Agreement executed by a Seller; or

(c)                                  any Excluded Liability that does not result in a reduction of the final Purchase Price.

Notwithstanding the foregoing, (i) if a Seller breaches any of the representations and warranties applicable to such Seller which are set forth in Article V, above, or in any Ancillary Agreement applicable only to that Seller, or (ii) if a Seller breaches any covenant applicable to such Seller after the Closing, then in each such case such Seller shall be responsible for one hundred percent (100%) (as opposed to such Seller’s Fully Diluted Ownership Percentage) of the Losses arising from such breach and no other Seller shall have liability for the same; provided, however, that a Buyer Indemnified Party may assert a claim solely applicable to a Seller against the Indemnity Escrow Account pursuant to the Escrow Agreement and if a payment is made to the Buyer Indemnified Party from the Indemnity Escrow Account on such individual claim, the Seller responsible for such Losses shall be obligated to pay each other non-responsible Seller an amount equal to the amount disbursed from the Indemnity Escrow Account on the individual claim times such non-responsible Seller’s Fully Diluted Ownership Percentage.

10.2.                     Indemnification of the Sellers.  Subject to the limitations, conditions and restrictions set forth in this Agreement, the Buyer will indemnify each of the Sellers and their Affiliates (excluding, after the Closing, the Companies) (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against any and all Losses of or against the Seller Indemnified Parties to the extent resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by the Buyer in this Agreement or in any Ancillary Agreement executed by the Buyer, (b) any breach or non-fulfillment of any covenant of the Buyer contained in this Agreement or in any Ancillary Agreement executed by the Buyer, and (c) any breach or non-fulfillment of any covenant of any Company contained in this Agreement or in any Ancillary Agreement to be performed by a Company following the Closing.

10.3.                     Procedure Relative to Indemnification.

(a)                                 In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article X, such party (the “Claiming Party”) shall promptly notify the party or parties against which the claim is made (the “Indemnifying Party”) (it being understood that failure to so notify shall only affect liability to the extent the Indemnifying Party is actually prejudiced) in writing of such claim (a “Claim Notice”) promptly after the Claiming Party receives notice of any action, Proceeding, demand, assessment, claim, loss, liability or damages, whether or not involving any claim of a third party (a “Third Party Claim”), that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party.  The Claim Notice shall specify the breach of representation, warranty or covenant claimed by the Claiming

Party and the Losses incurred by, or anticipated to be incurred by, the Claiming Party on account thereof.  If such Losses are final and liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party.  If such Losses are not final and liquidated, the Claim Notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the Losses are finally determined.

(b)                                 The following provisions shall apply to claims of the Claiming Party which are based upon a Third Party Claim (including any form of Proceeding filed or instituted by any Governmental Body):

(i)                                     Upon receipt of a Claim Notice involving a Third Party Claim, the Indemnifying Party shall have fifteen (15) calendar days from receipt of such notice to notify the Claiming Party of its intent to defend, at the Indemnifying Party’s sole expense, such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party; provided, however, that if the Third Party Claim involves a matter solely of concern to the Claiming Party in addition to the claim for which indemnification under this Article X is being sought, such matter of sole concern shall be within the sole responsibility and expense of the Claiming Party and its counsel.  The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance (including, without limitation, access to employees) and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense.  The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed) unless the following shall apply (in which case consent of the Claiming Party shall not be required):  (A) such settlement provides the Claiming Party with a full release from such Third Party Claim; and (B) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Party (subject to the limitations on indemnification set forth in Section 10.4).

(ii)                                  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or involves any customer or supplier of a Company, (B) such claim seeks an injunction or equitable relief against the Claiming Party, (C) the Indemnifying Party is also a party to the Third Party Claim and counsel has advised that representation of the Indemnifying Party and the Claiming Party by the same counsel would constitute a conflict of interest, (D) the Third Party Claim has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to this Article X such that the Losses that would reasonably be expected to be borne by the Claiming Party would exceed the Losses reasonably be expected to be borne by the Indemnifying Party, or (E) the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.

(iii)                               In the event the Indemnifying Party is not permitted to or does not wish to defend the Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim and shall have the right to settle and compromise such Third Party Claim if it acts reasonably and in good faith upon seven (7) calendar days’ notice to, but without having to first obtain the consent of, the Indemnifying Party.

(iv)                              Regardless of whether the Indemnifying Party elects to defend the Third Party Claim, the Indemnifying Party shall also have the right within thirty (30) calendar days from receipt of the Claim Notice to notify the Claiming Party that the Indemnifying Party disputes the merits of the Third Party Claim and/or that the Third Party Claim is the subject of indemnification hereunder.  Such dispute shall not affect the Indemnifying Party’s right to defend the Third Party Claim under subsection (i), above.

(c)                                  Upon receipt of a Claim Notice that does not involve a Third Party Claim, the Indemnifying Party shall have thirty (30) calendar days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such claim.  If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder.  If the Indemnifying Party does timely notify the Claiming Party of such dispute, then the Claiming Party may pursue any and all other remedies available to it hereunder.

(d)                                 For purposes of this Section 10.3 and subject to Article XIII, below, the Seller Representative will act on behalf of the Sellers; provided, that (i) if a Seller breaches any of the representations and warranties applicable to such Seller which are set forth in Article V, above, or in any Ancillary Agreement applicable only to that Seller, or (ii) if a Seller breaches any covenant applicable to such Seller after the Closing, then in each such case such Seller (and not the Seller Representative) shall act on behalf of such Seller for purposes of this Section 10.3.

(e)                                  Notwithstanding anything to the contrary contained herein, to the extent the procedures in this Section 10.3 are in conflict with the procedures in the R&W Policy with regard to matters such as notice, control, settlement or defense of claims, the procedures in the R&W Policy shall control as long as the Claiming Party is in good faith pursuing recovery under the R&W Policy, but this Section 10.3 shall not relieve the Claiming Party from its obligations hereunder to give notice to the Indemnifying Party. For the avoidance of doubt, each party and its agents and advisors shall reasonably cooperate with the insurer under the R&W Policy in connection with the defense of any matter which might reasonably constitute a Loss covered by the R&W Policy for which the Claiming Party is in good faith pursuing recovery under the R&W Policy.  The insurer under the R&W Policy shall have the right to participate in the defense and settlement of any Third-Party Claim or other matter reasonably likely to be covered by the R&W Policy.

10.4.                     Limits on Indemnification.

(a)                                 De minimis Amount and Basket Amount.  Subject to Section 10.4(e) below, the Buyer Indemnified Parties shall not be entitled to indemnification hereunder with respect to any Losses (i) pursuant to Section 10.1(a), above, unless and until the aggregate amount of Losses from a single claim of indemnification exceeds Twenty Thousand Dollars ($20,000) (the “De minimis Amount”) (it being understood if a common or related set of occurrences, events or set of facts results in Losses, such Losses shall be aggregated for purposes of determining whether the De minimis Amount has been satisfied) and unless and except to the extent that the aggregate Losses from all claims with respect thereto in excess of the De minimis Amount exceed, in the aggregate Three Hundred Twenty Thousand Five Hundred Dollars ($320,500) (the “Basket Amount”), and then the Sellers’ obligation to provide such indemnification hereunder shall be only to the extent such Losses exceed the Basket Amount.  The parties agree that (A) the De minimis Amount is to serve as a “trigger” for indemnification (and not a deductible), and (B) the Basket Amount is to serve as a “deductible.”

(b)                                 Maximum Amount of Indemnification.  Subject to Section 10.4(e) below, in no event shall the Sellers’ obligation to provide indemnification for Losses under Section 10.1(a), above, exceed, in the aggregate, the Indemnification Limit.

(c)                                  Escrow Amount.  Any amounts owing from the Sellers pursuant to this Article X shall (i) first be made to the fullest extent possible from the funds held pursuant to the Indemnity Escrow Account held pursuant to the Escrow Agreement, (ii) second, recovered under the R&W Policy in accordance with its terms, and (iii) third, recovered from the Sellers (subject to the limitations set forth herein including Sections 10.4(a), (b) and (e) in this Article X).

(d)                                 R&W Policy.  The Buyer Indemnified Parties shall use commercially reasonable efforts to recover Losses under the R&W Policy; provided that if the insurer advises the Buyer in writing that it is disputing coverage for a claim under the R&W Policy, the Buyer Indemnitees may concurrently seek recovery from the Sellers (subject to the limitations set forth in this Article X) and the R&W Policy provided that any recoveries from the Sellers shall be subject to the Buyer Indemnified Parties’ reimbursement obligations set forth in the first sentence of Section 10.4(g).

(e)                                  Fundamental Representations; Fraud.  Notwithstanding the provisions of Sections 10.4(a) and 10.4(b), above, to the contrary, the limitations set forth in such Sections shall not apply to limit the indemnification to which the Buyer shall be entitled for Losses from any inaccuracy in or breach of any Fundamental Representation, or with respect to any Losses arising from Fraud; provided, however, that in no event shall a Seller’s obligation to provide indemnification for Losses under Section 10.1, above, exceed, in the aggregate, the portion of the Purchase Price paid to such Seller under this Agreement.

(f)                                   Survival.  Each of the warranties and representations of the Sellers and the Buyer contained in this Agreement and in the Ancillary Agreements other than the Fundamental Representations and the Environmental Representations shall survive the Closing and shall terminate at 5:00 p.m. Central time on the eighteen (18) month anniversary of the Closing Date.  The Environmental Representations shall survive the Closing and shall terminate at 5:00 p.m. Central time on the three (3) year anniversary of the Closing Date.  The Fundamental Representations shall survive the Closing for the full period of all applicable statutes of limitations with respect to the underlying claim (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All of the covenants of the Sellers, the Companies and the Buyer contained in this Agreement or in any Ancillary Agreement shall survive after the Closing in accordance with their terms and claims with respect to breaches of such covenants shall be brought within the statute of limitations applicable to such claim.  Any claim for indemnification hereunder which is made in writing prior to the expiration of the applicable survival period, and the rights of indemnity with respect thereto, shall survive such expiration until resolved or judicially determined and any claim for indemnification not submitted in writing to the Indemnifying Party prior to the expiration of the applicable survival period shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever, and the Indemnifying Party shall have no further liability with respect thereto.

(g)                                  Losses Net of Insurance and Tax Benefits.  With respect to any matter covered by this Article X, the Claiming Party shall use commercially reasonable efforts (without having to litigate) to assert all claims it reasonably believes it has under all applicable insurance policies (including the R&W Policy) and any Losses otherwise indemnifiable hereunder shall be net of any insurance proceeds received by the Claiming Party (net of any costs of collection, including increased premiums), and, to the extent that insurance proceeds are collected by the Claiming Party (including payments collected under the R&W Policy) after indemnification payments hereunder have been paid to the Claiming Party with respect to such Losses excluding payments paid by an Indemnifying Party in satisfaction of the Indemnification Limit, the Claiming Party will refund the indemnity payments to the Indemnifying Party up to the amount of the insurance proceeds received by the Claiming Party (net of any costs of collection, including increased premiums). In addition, Losses for which an Indemnifying Party shall be liable under this Article X shall be net of any Tax benefit that may be realized by the Claiming Party as a result of the applicable Loss in the tax year the Losses were incurred.

(h)                                 Manner of Calculation.  For the purposes of determining (a) whether there has been a breach of representation and warranty hereunder and (b) the amount of Loss related to a breach of any representation or warranty for which a Claiming Party is entitled to indemnification hereunder, any materiality qualification (including terms such as “material” and “Material Adverse Effect”) shall be disregarded; provided that such terms shall not be disregarded in the name of defined terms (e.g., “Material Contracts”) and their respective definitions, dollar thresholds shall not be disregarded and such terms shall not be disregarded in Section 4.13 or the second sentence of Section 4.19.

(i)                                     Assignment; Reimbursement.  The Claiming Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Claiming Party pursuant to this Agreement to the extent such amount is subsequently paid to the Claiming Party by any Person other than the Indemnifying Party; provided, however, that this Section 10.4(i) shall not apply in the event of any insurance proceeds which are addressed as set forth in Section 10.4(g).

(j)                                    Mitigation.  Each Claiming Party shall take commercially reasonable actions to mitigate any Losses upon becoming aware of such Losses subject to indemnification hereunder, it being understood that the reasonable costs of such mitigation shall constitute Losses hereunder.

10.5.                     Sole Remedy.  From and after the Closing, the Buyer Indemnified Parties’ sole and exclusive remedy against the Sellers, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions of this Article X and the provisions of the Escrow Agreement, all of such remedies, entitlements and recourse being expressly waived by the parties hereto to the fullest extent permitted by Legal Requirements.  Except for the Buyer pursuant to Section 2.4(c), no Person (including the Sellers) shall have any obligation to fund the Escrow Account.  No Buyer Indemnified Party may avoid the limitations on liability set forth in this Article X by seeking damages for breach of contract, tort or pursuant to any other theory of liability.  Nothing in this Section 10.5 shall limit the rights of a party hereto to seek specific performance of the other parties’ obligations hereunder in accordance with Sections 9.2 or 14.3.  Nothing in this Section 10.5 shall limit a party’s right to bring a claim for Fraud.

10.6.                     No Duplication of Warranties.  Notwithstanding anything to the contrary herein, (a) no Claiming Party may recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement or any Ancillary Agreement whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement, and (b) the Buyer Indemnified Parties may not assert any claim under Section 10.1, above, for any item of Losses in the event and to the extent the Buyer has received credit for a reserve for such item in the preparation of the Final Working Capital Statement or otherwise received recovery of such item as a result of the final Purchase Price determination.

10.7.                     Distribution of Indemnity Escrow.

(a)                                 No later than five (5) Business Days following the final determination of the amount of any Losses payable to a Buyer Indemnified Party in accordance with this Article X, the Seller Representative and the Buyer shall instruct the Escrow Agent to pay to the Buyer Indemnified Party, by wire transfer of immediately available funds to an account designated in writing by Buyer, the amount of such Losses from the Indemnity Escrow Account.

(b)                                 On the date that is eighteen (18) months after the Closing Date, the Seller Representative and the Buyer shall instruct the Escrow Agent to release 95.134% of all funds then held in the Indemnity Escrow Account (excluding the amount of any Losses for which a Buyer Indemnified Party has timely made a claim for indemnification pursuant to this Article X and which claim has not been finally determined in accordance with this Article X as of such eighteen (18) month date (the “Excluded Losses”)) to the Seller Representative for distribution to the Sellers (pro rata in accordance with their respective Unit Ownership Percentages) and to release 4.866% of all funds in the Indemnity Escrow Account (excluding the Excluded Losses) to TCI for payment to the Option Holders (pro rata in accordance with their respective Option Ownership Percentages).  At any time following the eighteen (18) month anniversary of the Closing Date, to the extent that the Indemnity Escrow Account retained for Excluded Losses exceeds the aggregate amount then claimed by Buyer Indemnified Parties as Excluded Losses, then the Seller Representative and the Buyer shall direct the Escrow Agent to distribute such excess amount to Seller Representative and TCI in accordance with the preceding sentence in this Section 10.7(b).

ARTICLE XI
Tax Matters

11.1.                     Tax Returns.

(a)                                 The Seller Representative, on behalf of the Sellers, will be responsible for preparing and filing with the appropriate Governmental Bodies all income Tax Returns with respect to the Companies for any taxable period ending on or prior to the Closing Date, and each Seller hereby covenants and agrees to pay (severally in accordance with his or its respective Unit Ownership Percentage) all income Tax shown as due and be entitled to receive all income Tax shown as overpaid on such income Tax Returns (except to the extent such income Tax is reflected in the calculation of the Working Capital Amount).  The Buyer and its Affiliates, including, after the Closing, TCI, will cooperate with the Seller Representative and make available all necessary Records and timely take all action necessary to allow the Seller Representative to prepare and file any such income Tax Returns (including, without limitation, by providing or causing to be provided to the Seller Representative any powers of attorney that the Seller Representative reasonably requests for purposes of filing any such income Tax Returns).  The Sellers will prepare such income Tax Returns in accordance with the Companies’ most recent Tax practices as to elections and accounting methods.  The Sellers shall be entitled to deduct all transaction costs incurred by the Companies relating to the transactions contemplated hereunder, including any compensatory bonus payments, on such income Tax Returns.  The Seller Representative will deliver to the Buyer a copy of such income Tax Returns for the period from January 1, 2018 through the Closing Date.

(b)                                 Seller Representative shall prepare or cause to be prepared all Tax Returns for TCI International for any Straddle Period.  The Seller Representative shall provide Buyer with copies of such Tax Returns for Buyer’s review and approval at least thirty (30) days prior to the applicable filing due date.  Following receipt of its copy of each such Tax

Return, the Buyer shall have a period of fifteen (15) days to provide the Seller Representative with a statement of any disputed items with respect to such Tax Return.  In the event that the Seller Representative and the Buyer are unable to reach agreement with respect to any disputed items within a period of five (5) days after the Seller Representative’s receipt of such statement, all such disputed items shall be submitted to the Independent Accounting Firm for final resolution prior to the applicable filing due date.  The Seller Representative will prepare such Tax Return on a basis consistent with past practices of TCI International.  The Sellers shall be responsible (pro rata in accordance with their respective Unit Ownership Percentages) for, and shall pay, the pre-Closing portion of any Taxes due in respect of such Tax Returns in excess of any Tax accrual related thereto which is taken into account in the calculation of the Working Capital Amount.  The Seller Representative shall pay the Sellers’ portion of such Taxes from the Seller Representative Fund.  Sellers shall be responsible severally (pro rata based on their respective Unit Ownership Percentages) for, and shall pay, such Taxes after all amounts have been exhausted under the Seller Representative Fund.

(c)                                  The Buyer shall prepare or cause to be prepared, and shall timely file or cause to be filed, all Tax Returns for the Companies due after the Closing Date that are not described in Section 11.1(a) or Section 11.1(b).  In the case of any Taxes of the Companies that are payable with respect to any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) not described in Section 11.1(a), Sellers shall be responsible (pro rata in accordance with their respective Unit Ownership Percentages) for, and shall pay, any Taxes due in respect of such Tax Returns in excess of any Tax accrual related thereto which is taken into account in the calculation of the Working Capital Amount (the “Pre-Closing Non-Income Taxes”).  The Seller Representative shall pay all Pre-Closing Non-Income Taxes from the Seller Representative Fund.  Sellers shall be responsible severally (pro rata based on their respective Unit Ownership Percentages) for, and shall pay, any Pre-Closing Non-Income Taxes after all amounts have been exhausted under the Seller Representative Fund.  In the case of any Taxes of the Companies that are payable with respect to any Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the Sellers shall be responsible (pro rata in accordance with their respective Unit Ownership Percentages) for, and shall pay, the pre-Closing portion of any Taxes due in respect of such Tax Returns in excess of any Tax accrual related thereto which is taken into account in the calculation of the Working Capital Amount.  The Seller Representative shall pay the Sellers’ portion of all Straddle Period Taxes from the Seller Representative Fund.  Sellers shall be responsible severally (pro rata based on their respective Unit Ownership Percentages) for, and shall pay, the Sellers’ portion of all Straddle Period Taxes after all amounts have been exhausted under the Seller Representative Fund.  The Buyer shall provide Seller Representative with copies of the Tax Returns for Pre-Closing Tax Periods described in this Section 11.1(c) and Straddle Period Tax Returns (except as set forth in Section 11.1(b)) for Seller Representative’s review and approval at least thirty (30) days prior to the applicable filing due date.  Following receipt of its copy of each such Tax Return, the Seller Representative shall have a period of fifteen (15) days to provide the Buyer with a statement of any disputed items with respect to such Tax Return.  In the event that the Seller Representative and the Buyer are unable to reach agreement with respect to any disputed items within a period of five (5)

days after the Buyer’s receipt of such statement, all such disputed items shall be submitted to the Independent Accounting Firm for final resolution prior to the applicable filing due date.  The Buyer will prepare all Tax Returns for Pre-Closing Tax Periods described in this Section 11.1(c) and all Straddle Period Tax Returns (except as set forth in Section 11.1(b)) on a basis consistent with past practices of the Companies.

(d)                                 For purposes of this Agreement, in the case of any Taxes of the Companies that are allocable with respect to a Straddle Period, the portion of any such Taxes that are attributable to the pre-Closing portion of such Straddle Period shall:  (i) in the case of Taxes that are based on or measured by income, receipts, capital, net worth, employment, payroll, sales, use, or other similar Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended on the end of the Closing Date; and (ii) in the case of any other Taxes not described in clause (i), be deemed the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.  For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item (including, without limitation, the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

11.2.                     Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and similar Taxes and fees (including any penalties and interest) attributable to the Sellers’ sale of the Subject Securities to the Buyer pursuant to this Agreement and the Ancillary Agreements shall be paid by 50% Buyer and 50% by Sellers when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Legal Requirements, the Sellers shall join in the execution of any such Tax Returns and other documentation.  The Seller Representative shall, on behalf of the Sellers, pay the Sellers’ portion of all Taxes payable under this Section 11.2 from the Seller Representative Fund.  Sellers shall be responsible severally (pro rata based on their respective Fully Diluted Ownership Percentages) for the Sellers’ portion of all Taxes payable under this Section 11.2 after all amounts have been exhausted under the Seller Representative Fund.

11.3.                     Tax Proceedings.  In the event the Buyer or any of its Affiliates, including a Company, receives any oral or written communication regarding any pending or threatened examination, claim, adjustment or other Proceeding with respect to the liability of a Company for Taxes for any period for which the Sellers are liable under this Agreement (a “Tax Claim”), the Buyer will, within ten (10) days after receipt thereof, notify the Seller Representative in writing thereof.  If the Sellers are liable under this Agreement for such Taxes, the Seller Representative will be entitled, at its sole expense, in accordance with Article X hereof, to control or settle the contest of any examination, claim, adjustment or Proceeding that could give rise to such liability.  The Seller Representative will keep the Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Claim.  The Buyer and its Affiliates, including the Companies, will cooperate fully with the Seller Representative in handling any such Tax Claim, Tax audit, administrative Tax Proceeding or other Tax Proceeding.  The Buyer will provide, or cause to be provided to the Seller Representative or its designee, all necessary authorizations, including powers of attorney, to control any Proceeding which the Seller Representative is entitled to control in connection with this Section 11.3; provided that the Seller Representative shall not settle any claim that results in any additional Tax or reduction of any Tax attribute of Buyer or the Companies for any period ending after the Closing Date without the prior written consent of Buyer (which shall not be unreasonably withheld).

11.4.                     Tax Refunds.  To the extent not included in the calculation of the Working Capital Amount, the Companies shall pay, and the Buyer shall cause the Companies to pay, to the Sellers in accordance with their respective Unit Ownership Percentages, any Tax refunds that are received by the Buyer or Companies, and any amounts credited against any Tax of the Buyer or Companies to which the Buyer or Companies become entitled, attributable to periods for which the Sellers have liability for such Taxes under this Agreement within ten (10) days after receipt thereof by the Buyer or the Companies.  Neither the Companies nor Buyer shall amend a return for a pre-Closing Tax period without the consent of the Seller Representative, which consent shall not be unreasonably withheld.

11.5.                     Tax Matters.  The parties acknowledge that there will be payments for Transaction Bonus Plans and Sellers’ Partner Plan Liability paid to employees and service providers of TCI and Closing Option Consideration paid to Option Holders with respect to the transactions that will occur or be accrued on or before the Closing Date (collectively, the “Transaction Compensation Payments”), and the parties agree that, to the extent permitted by applicable Legal Requirements as reasonably determined by Seller Representative, (i) all deductions attributable to the Transaction Compensation Payments shall be reported on Tax Returns for the pre-Closing Tax periods and (ii) no party shall take, or cause any of its Affiliates to take, any position that is inconsistent with the foregoing.

11.6.                     Post-Closing Tax Filings.  The Buyer acknowledges and agrees that it is responsible for making its own determinations with respect to state and foreign Tax filings for the operation of the Business and the Companies post-Closing and it shall not rely on the pre-Closing practices of any Company with respect to such filings.

11.7.                     Statute of Limitations.  After the Closing Date, Buyer and the Companies will not, without the prior written consent of the Seller Representative, agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Companies for any pre-Closing Tax period.

11.8.                     Prohibited Actions.  Without first obtaining the prior written consent of the Seller Representative, the Buyer shall not, nor shall it permit any Affiliate (including a Company) to, take any of the following actions if such actions would adversely impact the Sellers: (i) file, re-file, supplement, or amend any Tax Return of a Company for any Pre-Closing Tax Period or Straddle Period; (ii) file any voluntary disclosure agreement, participate in any arrangement similar to a voluntary disclosure agreement, or voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of a Company for any Pre-Closing Tax Period or Straddle Period; (iii) take any action relating to Taxes or that could create a Tax liability for the Seller or a Company with respect to any Pre-Closing Tax Period; or (iv) carry back any net operating losses to a Pre-Closing Tax Period.

ARTICLE XII
Definitions

“Accounting Principles” has the meaning set forth in Section 2.3, above.

“Affiliate” means, with respect to any Person, another Person controlled by, under the control of or under common control with, that Person.

“Affiliate Contract” has the meaning set forth in Section 4.15(l).

“Agreement” means this Unit Purchase Agreement (including the Disclosure Schedule), as the same may be amended or modified from time to time.

“Ancillary Agreements” means, with respect to any party hereto, the agreements, documents and instruments to be executed and delivered by such party pursuant to Article III of this Agreement.

“Balance Sheet” has the meaning set forth in the definition of “Financial Statements”.

“Balance Sheet Date” has the meaning set forth in the definition of “Financial Statements”.

“Basket Amount” has the meaning set forth in Section 10.4(a), above.

“Benefit Arrangement” means any compensation or benefit plan, program, Contract or agreement (other than a Pension Plan or Welfare Plan) including, but not limited to, incentive compensation, stock option or other equity-based agreements, bonus, deferred compensation and supplemental executive compensation plans and employment, severance, separation or change of control agreements that any Company maintains or to which any Company contributes or has any obligation to contribute for the benefit of any employee of any Company or any terminated employee of any Company.

“Business” has the meaning set forth in the Recitals, above.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Milwaukee, Wisconsin are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble, above.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1, above.

“Capital Stock” means any and all shares, interests, participations or other equivalents (other than phantom stock), however designated, of capital stock of a corporation and any and all ownership interests in a Person including membership interests, partnership interests and joint venture interests.

“Cash and Cash Equivalents” means, as of any time of determination with respect to the Companies, the aggregate amount of cash on hand, cash in banks and short-term highly liquid investments with original maturities of three months or less excluding restricted cash but including any uncleared checks and drafts or wire transfers received or deposited for the account of the Companies that are not, as of such time, credited to the account of the Companies; provided, however, that “Cash and Cash Equivalents” shall be reduced by the amount of any checks written (but not cashed) by the Companies as of any time of determination; and provided further, that the [$240,000] of cash collateral being maintained in an account for the benefit of BMO Harris Bank, N.A., as collateral for credit cards issued by BMO Harris Bank, N.A. to TCI shall not be considered restricted cash and shall be treated as Cash for purposes hereof.

“Claim Notice” has the meaning set forth in Section 10.3(a), above.

“Claiming Party” has the meaning set forth in Section 10.3(a), above.

“Cleary Gull” means Cleary Gull Inc.

“Cleary Engagement Letter” means that certain letter agreement dated May 4, 2018 between Cleary Gull and TCI.

“Close of Business” means 11:59 PM, Central Time, on the Business Day immediately prior to the Closing Date.

“Closing” means the closing of the purchase and sale of the Subject Securities and the other transactions as contemplated herein.

“Closing Date” means the date on which the Closing occurs.

“Closing Option Consideration” means the aggregate amount to be paid to the Option Holders at Closing as consideration for cancellation of the Options as set forth in the Option Statement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Legal Requirement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Common Units” means units evidencing membership interests in TCI and designated as Common Units under the Operating Agreement.

“Companies” means, collectively, TCI and TCI International (and individually, a “Company”).

“Companies’ Environmental Reports” means (a) the Phase I Environmental Site Assessment prepared by GaiaTech Incorporated dated June 2008 for the real estate located at 7878 North 86th Street, Milwaukee, WI formerly leased by TCI, (b) the Phase I Environmental Site Assessment prepared by Ramboll US Corporation dated September 27, 2018 for the Leased Real Estate located at W132 N10611 Grant Drive in Germantown, WI, and (c) the Environmental Compliance Review prepared by Ramboll US Corporation dated September 27, 2018 for the Leased Real Estate located at W132 N10611 Grant Drive in Germantown, WI.

“Company IP Registrations” has the meaning set forth in Section 4.12(a).

“Company Systems” has the meaning set forth in Section 4.12(k).

“Confidential Information” means all non-public and all proprietary information related to the Companies, their customers, vendors and products or services, including, without limitation, the following:  (a) information and records concerning products or services provided to customers of the Companies; (b) information concerning pricing and cost policies of the Companies, the prices charged by the Companies to its customers, the volume of orders of such customers and other information concerning the transactions of the Companies with their customers or proposed customers; (c) financial information concerning the Companies; (d) information concerning the marketing programs or strategies of the Companies; and (e) confidential information of other Persons which the Company is required to maintain in confidence.  The term “Confidential Information” shall not include information which is or becomes in the public domain or generally available in the industry in which the Company operates without violation by any Seller of its obligations hereunder or is later lawfully acquired by a Seller from a third party that has no obligation of confidentiality to the Companies.

“Consents” means agreements from the parties to those Material Contracts and Real Property Leases which by their terms terminate, are modified, have payments or other obligations which may be accelerated or specifically require consent of another party upon a change of control of TCI, consenting to the change of control of TCI contemplated herein or waiving any such termination, modification, acceleration, payment or other obligations in connection therewith.

“Contract” means any written or unwritten agreement, contract, obligation, note, mortgage, license, or undertaking that is legally binding.

“Continuing Contracts” means the following Contracts listed in the Disclosure Schedule:  the Cleary Engagement Letter (solely with respect to rights to post-Closing indemnification), Bendre Employment Agreement, the DiPierno Employment Agreement, the Restrictive Covenant Agreement by and between TCI and Ian Wallace dated January 16, 2012, the Restrictive Covenant Agreement by and between TCI and Paul Martens dated December 31, 2004, the Service Agreement between TCI and Project Execution Network LLC dated October 1, 2017 and the Service Agreement by and between TCI and Project Execution Network LLC, dated October 1, 2018.

“Covered Persons” has the meaning set forth in Section 8.5.

“Current Assets” means the sum of the following line items, each determined in accordance with the Accounting Principles as of the Close of Business from a consolidated balance sheet of the Companies:  accounts receivable, inventories, and prepaid expenses; but excluding (a) Cash and Cash Equivalents, (b) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (c) deferred Tax assets and (d) receivables from any of the Company’s Affiliates, directors, employees, officers or unitholders and any of their respective Affiliates.

“Current Liabilities” means the sum of the following line items, each determined in accordance with the Accounting Principles as of the Close of Business from a consolidated balance sheet of the Companies:  accounts payable, accrued Taxes and accrued expenses; provided, however, that Current Liabilities shall not include (a) Excluded Liabilities, or (b) any accrual related to workers’ compensation refunds and payments recorded on the balance sheet pending investigation of actual amounts.

“Data Room” means that certain virtual data room maintained by Cleary Gull with respect to the Companies.

“De minimis Amount” has the meaning set forth in Section 10.4(a), above.

“Designated Seller” means each of Steven Copp, Dean Mehlberg and Alphonse DiPierno.

“Disclosure Schedule” means the schedules delivered by the Sellers in connection with the execution and delivery of this Agreement and collectively labeled the “Disclosure Schedule” as more fully described in Section 7.2, above.

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, Order, consent decree, penalty, fine, lien, Proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of, or liability under any Environmental Law; (b) in connection with any Hazardous Substances; (c) from any abatement, removal, remedial, corrective or other response action in connection with Hazardous Substances, Environmental Law or other Order of a Governmental Body; or (d) from any actual or alleged damage, injury, threat or harm to health, natural resources, wildlife or the environment.

“Environmental Law” means any Legal Requirement or Order pertaining to (a) pollution, human health, natural resources, wildlife or the environment, or (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any petroleum products or Hazardous Substances, and all amendments, modifications and additions thereto.

“Environmental Representations” means those representations of the Sellers set forth in Section 4.20.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether not incorporated, which is or at any relevant time was treated as a single employer with any Company pursuant to Subsections (b), (c), (m) or (o) of Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 3.1(h), above.

“Escrow Amount” means the sum of the Indemnity Escrow Amount and the Purchase Price Adjustment Escrow Amount.

“Estimated Pricing Statement” has the meaning set forth in Section 2.5(a), above.

“Estimated Purchase Price” has the meaning set forth in Section 2.5(a), above.

“Excluded Liabilities” means (a) any and all outstanding Indebtedness of the Companies as of the Close of Business, (b) any and all liabilities for accrued and unpaid distributions on the Units as of the Close of Business, (c) all Transaction Expenses, including all amounts due under the Transaction Bonus Plans in connection with the Closing (including TCI’s portion of applicable payroll Taxes and 401(k) match with respect thereto), (d) the Sellers’ Partner Plan Liability (plus TCI’s portion of applicable payroll Taxes and 401(k) match with respect thereto), (e) all premiums, fees and expenses due after the Closing which is attributable to insurance coverage for pre-Closing periods under insurance policies in place prior to the Closing (including in connection with any audits resulting in additional premiums and any cancellation penalty associated with policy termination after the Closing) provided that all premium reductions and refunds arising with respect to such pre-Closing insurance coverage shall be for the benefit of the Sellers, (f) all premiums, fees and other expenses incurred in connection with the Company’s exercise of the Extended Reporting Period and (g) all fees payable under the Management Agreements through the date of termination thereof.

“Excluded Losses” has the meaning set forth in Section 10.7(b).

“Extended Reporting Period” has the meaning set forth in Section 3.1(m), above.

“Final Cash Statement” has the meaning set forth in Section 2.5(b), above.

“Final Excluded Liabilities Statement” has the meaning set forth in Section 2.5(b), above.

“Final Working Capital Statement” has the meaning set forth in Section 2.5(b), above.

“Financial Statements” means the consolidated audited balance sheet and statements of income, and statements of cash flow of the Companies as of and for the fiscal years ending December 31, 2016 and December 31, 2017, and the consolidated unaudited balance sheet and related statements of income of the Companies as of and for the eleven (11) month period ending November 30, 2018 (the “Balance Sheet Date”, and the balance sheet for such eleven (11) month period being the “Balance Sheet”).

“Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties in Article IV or Article V, provided that such actual and intentional fraud shall only be deemed to exist if such Seller had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Seller were actually breached when made, with the express intention that the Buyer hereto rely thereon to its detriment and causing Buyer to suffer damage by reason of such reliance.

“Fully Diluted Ownership Percentage” means as to any Seller, the percentage of the Fully Diluted Securities held by such Seller as set forth on Exhibit 1.1.

“Fully Diluted Securities” means the sum of the Units plus the aggregate number of Common Units of TCI which would be issuable under the Options upon exercise thereof.

“Fund Liabilities” has the meaning set forth in Section 2.4(d).

“Fundamental Representations” means (a) the representations and warranties of the Sellers set forth in Section 4.1 (Authority), Section 4.4 (Organizational Matters), Section 4.6 (Capitalization), Section 4.7 (Subsidiaries; Equity Interests), Section 4.8(a) (Title to Assets), Section 4.28 (Brokers; Agents), Section 5.1 (Title to Subject Securities), Section 5.2 (Authority) and Section 5.4 (Restrictions on Transfer), and (b) the representations and warranties of the Buyer set forth in Section 6.1 (Authority).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body.

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness of any other Person (except for endorsement of drafts for deposit and collection in the Ordinary Course of Business), or (b) any other arrangement whereby credit is extended to any other Person on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness of such other Person, (ii) to purchase or lease assets under circumstances that would enable such other Person to discharge one or more of its obligations, or (iii) to maintain the capital, working capital, solvency or general financial condition of such other Person.

“Hazardous Substances” means, and shall include, any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, material, pollutant or contaminant which is hazardous, toxic or otherwise harmful to health, safety, natural resources, wildlife or the environment regulated by, or for which liability or standards of conduct can, under applicable Legal Requirements in effect as of the date hereof, be imposed pursuant to, any Environmental Law, including, without limitation, asbestos, PCB’s, radon and urea formaldehyde foam, petroleum and petroleum products.

“Increased Price” has the meaning set forth in Section 2.5(c)(i).

“Indebtedness” of any Person means any liability of such Person at a particular time, without duplication, (a) for indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (but excluding, for the avoidance of doubt, accounts payable incurred in the Ordinary Course of Business), (b) evidenced by a bond, note, debenture or other debt instrument (including a purchase money obligation) or debt security, (c) for the payment of money relating to leases that are, under GAAP, required to be classified as capitalized lease obligations with respect to which such Person is liable as lessee, (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) secured by a Lien on such Person’s assets, other than Permitted Liens, (f) for the deferred purchase price of equity or assets (including any earnout or similar liabilities but not including accounts and trade payables incurred in the Ordinary Course of Business or obligations under operating leases), (g) in respect of interest, premiums, penalties, fees or other charges in respect of any indebtedness described in the foregoing clauses (a) through (f), and (h) all indebtedness referred to in the foregoing clauses (a) through (g) of a third party that is subject to a Guarantee by such Person.

“Indemnification Limit” means Three Hundred Twenty Thousand Five Hundred Dollars ($320,500).

“Indemnifying Party” has the meaning set forth in Section 10.3(a), above.

“Indemnity Escrow Account” has the meaning set forth in Section 2.4(c), above.

“Indemnity Escrow Amount” means an amount equal to Three Hundred Twenty Thousand Five Hundred Dollars ($320,500).

“Independent Accounting Firm” has the meaning set forth in Section 2.5(b), above.

“Initial Cash Amount” has the meaning set forth in Section 2.2, above.

“In-Licenses” means all licenses, franchises, permits, covenants not to use or other agreements under which any Company has obtained any rights regarding any Intellectual Property owned by third parties.

“Insurance Policies” has the meaning set forth in Section 4.21.

“Intellectual Property” means collectively, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all foreign or domestic patents and pending applications therefor and all renewals, reissues, reexaminations, divisionals, continuations, continuations in part and extensions thereof; (b) all trademarks, service marks, trade names, trade dress, logos, internet domain names and other indicia or origin, and all applications, registrations and renewals in connection therewith; (c) all published and unpublished works of authorship, copyrights (registered or unregistered), databases, web sites, computer source code, executable code, programs and other software (including all machine readable code, printed listings of code, documentation and related property and information, whether embodied in software, firmware or otherwise) and all applications, registrations and renewals in connection therewith (if any); (d) all trade secrets, know how, inventions and other confidential proprietary technical, business and other information including production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, copyrightable technical data, financial marketing and business data and customer and supplier lists and information; (e) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof; (f) all other intellectual or industrial property and proprietary rights; and (g) all tangible embodiments of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge of any Seller or Management Employee or constructive knowledge with respect to a particular fact or matter as becomes known to any Management Employee after both (a) due inquiry of such individual’s direct reports, and (b) a good faith review of the files of the Companies that such Management Employee reasonably determined in good faith was necessary in order for such Management Employee to be able to make truthfully the representations and warranties set forth in this Agreement with respect to such fact or matter.

“Leased Real Estate” means any interest in real property (including without limitation land, buildings, structures, improvements and fixtures) leased, subleased, used or occupied by a Company pursuant to a Real Property Lease.

“Legal Requirement” means all applicable federal, state, local, municipal, foreign, international, multinational or other administrative orders, constitutions, laws, ordinances, principles of common law, regulations, statutes or treaties promulgated by any Governmental Body.

“Licenses” means, collectively, the Out-Licenses and the In-Licenses.

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, lien, charge or similar restriction or limitation, including a restriction on the right to vote, sell or otherwise dispose of any Subject Securities (but excluding restrictions on transfers of the Subject Securities imposed by federal or state securities Legal Requirements and restrictions on the Subject Securities imposed under the Operating Agreement or the TCI Option Plan).

“Losses” means any and all damages, losses, deficiencies, liabilities, claims, actions, Proceedings, demands, judgments, fines, fees, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees), but for the avoidance of doubt does not include any exemplary or punitive damages (other than in connection with any Third Party Claims).

“Management Agreements” means (a) the Management Services Agreement dated as of July 25, 2008 between TCI and Centerfield Management II, Inc., (c) the letter agreement dated July 25, 2008 between TCI and Cleary Gull Inc., and (c) the oral agreement between TCI and Steven Copp approved by the Board of Managers of TCI at the April 25, 2017 meeting for the payment of a quarterly fee to Steven Copp.

“Management Employee” means each of Ashish Bendre, Alphonse DiPierno, Ian Wallace and Charles Paul Martens.

“Material Adverse Effect” means change, occurrence, circumstance, change in circumstance, loss, effect, fact, agreement, arrangement, commitment, understanding or obligation which, as a result of the occurrence or existence thereof, has a material adverse effect on the condition (financial or otherwise) or operations of the Companies taken as a whole or that has a material, adverse effect on the ability of TCI or the Sellers to perform their obligations under this Agreement or any Ancillary Agreement or to consummate the transactions contemplated herein.  However, a Material Adverse Effect, when used with respect to the Companies, does not include the impact on the condition or operations of the Companies that is caused by (a) one or more downturns in the economy, the securities markets, the financing markets or the credit markets in general which does not disproportionately affect the Companies relative to other industry participants, (b) one or more downturns in the industries in which the Companies operate which does not disproportionately affect the Companies relative to other industry participants, (c) changes in geopolitical conditions, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such conditions, acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (d) changes in applicable Legal Requirements or any interpretation of the foregoing which does not disproportionately affect the Companies relative to other industry participants, or (e) changes in GAAP, or (f) the announcement or consummation of the Closing of the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.15, above.

“Objection Notice” has the meaning set forth in Section 2.5(b), above.

“Objection Period” has the meaning set forth in Section 2.5(b), above.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of TCI dated as of July 25, 2008, as amended by a First Amendment dated as of October 10, 2008, a Second Amendment dated as of March 2010, and a Third Amendment dated as of December 2015.

“Option Holders” means those Sellers holding Options as set forth on Exhibit 1.1 attached hereto.

“Option Ownership Percentage”, as to any Option Holder, means the percentage of the Common Units that would be issued upon exercise of all Options that would be held by such Option Holder as set forth on Exhibit 1.1.

“Option Statement” has the meaning set forth in Section 2.4(a).

“Options” has the meaning set forth in the Recitals, above.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict, entered, issued, made or rendered by any Governmental Body or by any arbitrator.

“Ordinary Course of Business” means the applicable Company’s ordinary, usual and normal course of business consistent with its past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, articles of association, certificate of formation, partnership agreement, limited liability company agreement, formation agreement and other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Out-Licenses” means all licenses, franchises, permits, covenants not to sue or other agreements under which any Company has granted any rights to any third party regarding any Owned Intellectual Property rights.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Companies.

“Paid Liabilities” has the meaning set forth in Section 2.6, above.

“Pension Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) that any Company maintains or to which any Company contributes or has any obligation to contribute for the benefit of any employee or terminated employee of any Company, or with respect to which any Company has any current or contingent liability or obligation.

“Permitted Liens” means (a) liens for Taxes, assessments or other governmental charges not yet due and payable, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the Ordinary Course of Business if the underlying obligations are not past due, (c) any interest or title of a lessor under an operating lease or capitalized lease or of any licensor or licensee under a license, and (d) those liens set forth on Exhibit 12(a) attached hereto.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Plan” means any Benefit Arrangement, Pension Plan or Welfare Plan.

“Pre-Adjusted Purchase Price” has the meaning set forth in Section 2.2, above.

“Pre-Closing Non-Income Taxes” has the meaning set forth in Section 11.1(b), above.

“Pre-Closing Tax Period” has the meaning set forth in Section 11.1(b), above.

“Proceeding” means any action, arbitration, hearing, investigation, audit, litigation, suit or proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2, above.

“Purchase Price Adjustment” has the meaning set forth in Section 2.3, above.

“Purchase Price Adjustment Escrow Account” has the meaning set forth in Section 2.4(c), above.

“Purchase Price Adjustment Escrow Amount” means an amount equal to Two Hundred Fifty Thousand Dollars ($250,000).

“R&W Policy” means a representation and warranty insurance policy obtained by Buyer in connection with the Transactions in the form previously provided by Buyer to Seller Representative.

“Real Property Lease” means all leases, subleases and other legally binding agreements (written or oral), including, without limitation, all amendments, extensions, renewals and guaranties with respect thereto, pursuant to which a Company currently holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the lessee thereunder.

“Released Claims” has the meaning set forth in Section 8.9(a), above.

“Released Parties” has the meaning set forth in Section 8.9(a), above.

“Releasor” has the meaning set forth in Section 8.9(a), above.

“Records” means all books, records, manuals and other materials and information of the Companies, including, without limitation, customer records, personnel and payroll records, accounting records, purchase and sale records, price lists, correspondence, quality control records and all research and development files, wherever located.

“Related Person” means, with respect to a particular individual, (a) each other member of such individual’s Family, (b) any Person that is directly or indirectly controlled by such individual and/or one or more members of such individual’s Family, or (c) any Person with respect to which such individual serves as a director or officer (or in a similar capacity).  For purposes of this definition, the “Family” of an individual means the individual’s spouse and issue.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC Financial Statements” has the meaning set forth in Section 8.8, above.

“Seller” and “Sellers” have the meaning set forth in the Preface, above.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2, above.

“Seller Representative” has the meaning set forth in Section 13.1, below.

“Seller Representative Amount” means Two Hundred Thousand Dollars ($200,000).

“Seller Representative Fund” has the meaning set forth in Section 2.4(d), above.

“Sellers’ Partners Plan Liability” means an amount equal to One Million Two Hundred Forty-Seven Thousand Two Hundred Thirty-Four Dollars ($1,247,234) which represents the full amount that will be paid by TCI to employees under the TCI Partners Incentive Plan for the 2018 calendar year and which amount will be paid by TCI to the employees entitled to a bonus under the TCI Partners Incentive Plan on the Closing Date.

“Statements” has the meaning set forth in Section 2.5(b), above.

“Straddle Period” has the meaning set forth in Section 11.1(b).

“Subject Securities” has the meaning set forth in the Recitals, above.

“Subsidiary” with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of whose stock is owned by such Person directly or indirectly through one or more subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other Person in which such Person directly or indirectly through one or more subsidiaries has more than a fifty percent (50%) equity interest.

“Tax” and “Taxes” means all federal, state, local or foreign taxes of any kind, including income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, payroll, withholding, value added or alternative minimum tax, imposed by any Taxing Authority, together with all additions to tax, penalties and interest.

“Tax Claim” has the meaning set forth in Section 11.3, above.

“Tax Returns” means all returns, informational returns and statements required to be filed by a Company in respect of any Taxes.

“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.

“TCI” has the meaning set forth in the Preamble, above.

“TCI Intellectual Property” has the meaning set forth in Section 4.12(c), above.

“TCI International” means TCI International, Inc., a Wisconsin corporation.

“TCI Option Plan” means the TCI, LLC 2008 Common Unit Option Plan effective as of July 25, 2008, as amended and restated on December 26, 2012, as amended by that TCI, LLC Amendment to 2008 Common Unit Option Plan dated January 17, 2017, as further amended and restated on July 1, 2018.

“TCI Options” means options to purchase Common Units issued under the TCI Option Plan.

“TCI Partners Incentive Plan” means the TCI Partners Incentive Plan approved by TCI for the calendar year ending December 31, 2018.

“Terminating Contracts” means the following Contracts:  the Operating Agreement (as defined in the Disclosure Schedule), the Registration Rights Agreement (as defined in the Disclosure Schedule), the Senior Subordinated Agreement (as defined in the Disclosure Schedule), the TCI Option Plan and the Option Agreements (as defined in the Disclosure Schedule); provided, however, that with respect to the Operating Agreement, as provided in Section 8.5, the exculpation or indemnification provisions provided in the Operating Agreement shall survive such termination and continue to apply as provided in Section 8.5.

“Third Party Claim” has the meaning set forth in Section 10.3(a), above.

“Threshold Working Capital Amount” shall mean an amount equal to Five Million Eight Hundred Ninety-Six Thousand Four Hundred Seventy Dollars ($5,896,470).

“Trade Secret” has the meaning set forth under applicable Legal Requirements.

“Transaction Bonus Plans” means, collectively, the Sale Bonus Agreements between TCI and certain of its employees as listed in clause (d) of Schedule 4.15 attached hereto.

“Transaction Compensation Payments” has the meaning set forth in Section 11.5.

“Transaction Expenses” means, without duplication, all fees, costs and expenses incurred by or on behalf of a Company or a Seller in connection with the transactions contemplated by this Agreement and the preparation and negotiation of this Agreement and the Ancillary Documents including (a) any legal, accounting, tax, professional, investment banking, advisory or consulting fees and expenses, including all fees and expenses of Cleary Gull, (b) the cost of the Data Room, and (c) all amounts due under the Transaction Bonus Plans in connection with the Closing or any other success, retention or change of control bonuses payable to directors, officers or employees of the Company in connection with the Closing (together with the employer’s portion of any payroll taxes thereon).  For purposes hereof, “Transaction Expenses” do not include amounts payable to Option Holders hereunder.

“Unit Ownership Percentage,” as to any Seller, means the percentage of the Units held by such Seller as set forth on Exhibit 1.1.

“Units” has the meaning set forth in the Recitals, above.

“Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that any Company maintains or to which any Company contributes or has any obligation to contribute for the benefit of any employee or terminated employee of any Company, or with respect to which any Company has any current or contingent liability or obligation.

“Working Capital Amount” has the meaning set forth in Section 2.3, above.

“WRAP Policy” has the meaning set forth in Section 3.1(m), above.

ARTICLE XIII
Seller Representative

13.1.                     Appointment.  By executing this Agreement, each Seller irrevocably constitutes and appoints Steven Copp (the “Seller Representative”) as such Seller’s attorney-in-fact and agent, with full power of substitution, to act for and on behalf of such party with respect to any matter arising under or in connection with this Agreement or any Ancillary Agreements.  Each Seller acknowledges and agrees that the appointment of the Seller Representative for such Seller is coupled with an interest and may not be revoked.  Steven Copp (a) accepts its appointment and authorization to act as attorney-in-fact and agent on behalf of each such Seller in accordance with the terms of this Agreement and the Ancillary Agreements, and (b) agrees to perform its obligations hereunder and under the Ancillary Agreements and otherwise comply with this Agreement and the Ancillary Agreements.  Each Seller fully and completely, without restrictions, agrees to be bound by all notices received, Contracts and determinations made and documents executed and delivered by the Seller Representative under this Agreement and the Ancillary Agreements, and, without limiting the generality of the foregoing, authorizes the Seller Representative to (i) engage attorneys, accountants and agents at the expense of the Sellers (which expenses shall be borne by each Seller in accordance with their respective Fully Diluted Ownership Percentages), (ii) dispute or refrain from disputing any indemnification claim made by a Claiming Party under Article X of this Agreement, (iii) negotiate, compromise and settle any dispute which may arise under Article II or Article X of this Agreement, (iv) exercise or refrain from exercising any remedies available to the parties under Article II or Article X of this Agreement, (v) sign any releases or other documents with respect to any dispute or remedy referenced in clause (ii), (iii) or (iv) above, (vi) waive any condition, obligation, right or remedy contained in this Agreement or any Ancillary Agreement, (vii) review matters related to the Statements and the final Purchase Price, (viii) prepare and file income Tax Returns with respect to the Companies, or (ix) pursue claims against Buyer for a breach of this Agreement by Buyer and give such instructions and do such other things and refrain from doing such other things as the Seller Representative in its sole discretion deems necessary or appropriate in respect of the provisions of this Agreement and the Ancillary Agreements.  Notwithstanding the foregoing, in no event shall the Seller Representative have the authority to (i) amend this Agreement, or (ii) to act on behalf of a Seller in connection with any indemnification claim made under Section 10.1 hereof for which such Seller is responsible for one hundred percent (100%) (as opposed to such Seller’s Fully Diluted Ownership Percentage) of the Losses arising from such breach.

13.2.                     Liability of Seller Representative.  In connection with the performance of its duties hereunder and the administration of the Seller Representative Fund, the Seller Representative shall not be liable to the Sellers for any action taken or omitted by it in good faith and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind taken in good faith in connection with this Agreement or the Seller Representative Fund.

13.3.                     Losses and Expenses of Seller Representative.  The Seller Representative shall be reimbursed by the Sellers for all Fund Liabilities paid or incurred by the Seller Representative that are not covered by the Seller Representative Fund.

13.4.                     Buyer’s Reliance on Seller Representative.  The Buyer shall have the right to rely conclusively upon all actions taken or omitted to be taken by the Seller Representative pursuant to or in connection with this Agreement or any Ancillary Agreement, all of which actions or omissions shall be legally binding upon all the Sellers.

13.5.                     Appointment of Successor Seller Representative.  In the event that the Seller Representative becomes unable to continue in his capacity as Seller Representative or resigns as the Seller Representative, Centerfield Capital Partners II, L.P. shall provide written notice to the Purchaser of the Person to serve as Seller Representative.  Upon such notice to Purchaser and written acceptance by such successor Seller Representative to serve as Seller Representative, such successor Seller Representative shall thereupon succeed to and become vested with all the powers and duties and obligations of the applicable original Seller Representative without further act.

ARTICLE XIV
Miscellaneous

14.1.                     Expenses.  Except as otherwise specifically provided herein, all expenses, including, without limitation, accountants’ and attorneys’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement (a) by the Companies prior to the Closing or by the Sellers shall be paid by the Sellers, and (b) by the Buyer shall be paid by the Buyer.

14.2.                     Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) calendar days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed as follows, or to such other address as shall be designated by notice duly given:

IF TO BUYER:	Allied Motion Technologies Inc.
495 Commerce Drive
Amherst, New York 14228
Fax No. (716) 242-8638
Attention: Chief Executive Officer

With a Copy To:	Bond, Schoeneck & King, PLLC
200 Delaware Avenue, Suite 900
Buffalo, NY 14202
Fax No. (716) 416-7329
Attention: Joseph P. Kubarek

IF TO SELLERS OR	Steven Copp
THE SELLER	2126 N. Waterstone Circle
REPRESENTATIVE:	Oconomowoc, WI 53066

With a Copy To:	Godfrey & Kahn, S.C.
833 East Michigan Street, Suite 1800
Milwaukee, WI 53202
Fax No. (414) 273-5198
Attention: Patricia Falb

14.3.                     Right to Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that there is no adequate remedy at law for the damage which any of them might sustain for the failure of the others to consummate this Agreement, and, accordingly, that each of them is entitled to seek the remedy of specific performance to enforce such consummation.

14.4.                     Entire Agreement.  This Agreement (including the Disclosure Schedule and Exhibits) and the Ancillary Agreements constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and made a part hereof, it being the intention of the parties hereto that this Agreement and the Ancillary Agreements shall serve as the complete and exclusive statement of the terms of their agreement together.  The provisions of this Section 14.4 and the limited remedies provided in Article X were specifically bargained for between the Sellers and Buyer and were taken into account by the Sellers and Buyer in arriving at the Purchase Price.  The Sellers have specifically relied upon the provisions of this Section 14.4 and the limited remedies provided in Article X in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.  No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

14.5.                     Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.  The word “including” shall mean including without limitation.

14.6.                     Assignment.  This Agreement and the rights hereunder shall not be assignable or transferable without the prior written consent of the Seller Representative in the case of the Buyer, or without the prior written consent of the Buyer in the case of any Seller.  Notwithstanding the foregoing, the Buyer may, without the prior written consent of the Seller Representative, (a) assign any or all of their rights hereunder to one or more of their Affiliates, (b) designate one or more of their Affiliates to perform their obligations hereunder, (c) assign their rights, but not their obligations, under this Agreement to any of their financing sources and (d) assign any or all of their rights to any third-party who subsequently purchases all or substantially all of the then existing assets of the Companies in a single transaction or series of related transactions; provided that a merger or sale of equity shall not be deemed to be an assignment and provided further, that in the event of an assignment under (a) or (b), the Buyer shall also remain obligated hereunder.  In the case of any assignment by a Seller hereunder to which the Buyer has consented, the assigning Seller shall also remain obligated hereunder unless all other Sellers hereto have otherwise consented to such assignment.

14.7.                     Binding Effect.  This Agreement shall be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

14.8.                     Paragraph Headings.  The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

14.9.                     Severability.  The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

14.10.              Governing Law; Venue.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles and conflicts of law.  The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any action, suit or proceeding relating thereto except in such courts).  The parties hereby irrevocably and unconditionally waive any objection to the laying of venue on any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties hereby consents to process being served by any party to this Agreement in any proceeding by the delivery of a copy thereof in accordance with the provisions of Section 14.2.

14.11.              Use of Terms.  In this Agreement (a) the words “hereof”, “herein”, “hereto”, “hereunder” and words of similar import may refer to this Agreement as a whole and not merely to a specific section, paragraph or clause in which the respective word appears, (b) the word “or” is not exclusive, (c) words importing gender include the other genders as appropriate, and (d) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

14.12.              Counterparts; Electronic Copy.  This Agreement and any Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  A facsimile or portable document signature of this Agreement and any Ancillary Agreement shall be as effective as an original.

14.13.              Deliveries to Buyer.  The parties hereto agree and acknowledge that all documents or other items delivered to Buyer in connection with the transactions contemplated by this Agreement or uploaded and made available in the Data Room on or before the Closing Date shall be deemed to have been delivered, provided or made available to Buyer for all purposes hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

TCI, LLC

By:	/s/ ASHISH BENDRE
Print Name:	Ashish Bendre
Title:	President and Chief Executive Officer

[TCI’s Signature Page to Unit Purchase Agreement]

SELLERS:

CENTERFIELD CAPITAL PARTNERS II, L.P.

By:	CENTERFIELD CAPITAL PARTNERS II, LLC, As General Partner

	By:	CENTERFIELD MANAGEMENT II, INC., Its Manager

	By:	/s/ FARAZ ABBASI
	Name:	Faraz Abbasi
	Title:	Secretary

CCP II-A HOLDING COMPANY, LLC

By:	CCP II-A BLOCKER CORPORATION,
Its Sole Member

	By:	/s/ FARAZ ABBASI
	Name:	Faraz Abbasi
	Title:	Secretary

PRISM MEZZANINE FUND SBIC, L.P.

By:	PMF PARTNERS SBIC, LLC,
As General Partner

	By:	/s/ WILLIAM G. HARLAN, JR.
	Name:	William G. Harlan, Jr.
	Title:	Principal

[Sellers’ Signature page to Unit Purchase Agreement]

CLEARY GULL HOLDINGS, INC.

By:	/s/ JOHN R. PETERSON
Name:	John R. Peterson
Title:	Secretary

/s/ STEVEN COPP
Steven Copp

/s/ DEAN MEHLBERG
Dean Mehlberg

/s/ ALPHONSE J. DIPIERNO
Alphonse J. DiPierno

/s/ JOHN R. PETERSON
John R. Peterson

/s/ ANDREW N. HALL
Andrew N. Hall

/s/ ROLAND D. MILLER
Ronald D. Miller

/s/ MICHAEL J. CLEARY
Michael J. Cleary

[Sellers’ Signature page to Unit Purchase Agreement]

JUNIOR SOUTH CORPORATION

By:	/s/ JOHN OSTER III
Name:	John Oster III
Title:	President

/s/ ROBERT L. WARNER
Robert L. Warner

/s/ GREGORY T. GORLINSKI
Gregory T. Gorlinski

/s/ JOSEPH F. HICKEY
Joseph F. Hickey

/s/ ASHISH BENDRE
Ashish Bendre

/s/ IAN WALLACE
Ian Wallace

/s/ CHARLES PAUL MARTENS
Charles Paul Martens

/s/ FRANCIS LIVINGSTON
Francis Livingston

[Sellers’ Signature page to Unit Purchase Agreement]

SELLER REPRESENTATIVE:

/s/ STEVEN COPP
Steven Copp

[Seller Representative’s Signature page to Unit Purchase Agreement]

BUYER:

ALLIED MOTION TECHNOLOGIES INC.

By:	/s/ RICHARD S. WARZALA
Print Name:	/s/ Richard S. Warzala
Title:	Chief Executive Officer

[Buyer’s Signature page to Unit Purchase Agreement]